                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

          This ASSET PURCHASE AGREEMENT is made and entered into as of this 23rd day of April, 2007, by and among Lyman Bros., Inc., a Utah corporation (the
"Parent"), GlobalSat, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Parent (the "Seller"), Globecomm Systems Inc., a
Delaware corporation (the "Buyer"), and Snowbird Acquisition Corp., a Delaware
corporation and a wholly-owned subsidiary of the Buyer (the "Buyer Subsidiary").
The Seller and the Parent are from time to time collectively referred to herein as the "Seller Parties", and the Buyer and the Buyer Subsidiary are from time to time collectively referred to herein as the "Buyer Parties."

          WHEREAS, the Seller Parties own all right, title, and interest in and to the Acquired Assets (as defined below); and

          WHEREAS, the Seller Parties desire to sell, assign, grant, convey and transfer the Acquired Assets, and all right, title and interest therein, to the
Buyer Subsidiary, and the Buyer Subsidiary desires to buy and acquire the
Acquired Assets, and all right, title and interest therein, in accordance with the terms and conditions of this Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties, intending legally to be bound, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

          1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth in this Article I:

          "Acquired Assets" has the meaning assigned to it in Section 2.1.

          "Adjusted Net Purchase Price" has the meaning assigned to it in
Section 3.1.

          "Adjustment" has the meaning assigned to it in Section 3.2.2.

          "Adjustment Account" has the meaning assigned to it in Section 3.1.1.

          "Affiliate" means, with respect to a specified Person, any other
Person (i) which controls, is controlled by or is under common control with such specified Person or (ii) which beneficially owns 10% or more of the equity securities of such specified Person or (iii) of which such specified Person beneficially owns 10% or more of the equity securities. For purposes of the definition of Affiliate, the term "beneficially owns" means possesses, directly or indirectly, the power to vote (or direct the voting of) or dispose of (or direct the disposition of) an equity security. For purposes of the definition of
Affiliate, the term "control" (including the terms "controls", "controlled by"
and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a
Person, whether through the ownership of voting securities, by contract or otherwise.

          "Agreement" means this Agreement and all Exhibits and Schedules annexed hereto, as the same may be amended, modified or supplemented from time to time.

          "Allocation" has the meaning assigned to it in Section 3.3.

          "Assignment and Assumption Agreement" means the Assignment and
Assumption Agreement annexed hereto as Exhibit A, pursuant to which the Buyer
Subsidiary shall assume the Assumed Liabilities in accordance with the provisions hereof.

          "Assumed Liabilities" means (i) all liabilities set forth on the face of the Balance Sheet, (ii) all obligations of the Parent and Subject Companies, as applicable, under the contracts, leases, licenses or other arrangements included in the Acquired Assets, and (iii) all liabilities of the Parent or the
Subject Companies as specified on Schedule 1.1(a). Except as otherwise expressly stated in the preceding sentence, under no circumstances shall Assumed
Liabilities include any debt, liability (whether absolute, accrued, contingent or otherwise) or other obligation of or owing by the Parent of Subject
Companies.

          "Balance Sheet" has the meaning assigned to it in Section 4.22(a).

          "Bankruptcy Event" has the meaning assigned to it in Section 6.3.

          "Basket Amount" has the meaning assigned to it in Section 9.5.1.

          "Bill of Sale" means the Bill of Sale and Assignment annexed hereto as
Exhibit B, sufficient to vest the Buyer Subsidiary with title in and to the
Acquired Assets free and clear of all debts, Taxes, claims, options, liabilities, obligations and Liens (whether matured or unmatured), other than
Permitted Liens.

          "British Telecom Services" has the meaning assigned to it in the definition of "Excluded Liabilities" in this Article I.

          "Business" means the business of the Subject Companies as conducted as of the date hereof, including without limitation, the Subject Company Business.

          "Buyer Indemnified Parties" has the meaning assigned to it in Section
9.2.

          "Buyer Material Adverse Effect" means any material adverse effect on the operations, assets, condition (financial or otherwise), liabilities, results of operations or prospects of the Buyer's business as conducted as of the date hereof.

          "Buyer Parties" has the meaning assigned to it in the preamble.

          "Buyer Party Confidential Information" means all trade secrets, know-how, customer lists, technical information, proprietary information, technologies, processes and formulae, source code, algorithms, architecture, structure, display screens and development tools, data, plans and drawings and blue prints, whether tangible or intangible and whether or how stored, compiled, or memorialized physically, electronically, photographically, or otherwise, owned, used or licensed by Buyer Parties as licensee or licensor and that have been used or are used in or are material to the conduct of the business of the
Buyer Parties as of the Closing Date.

          "Buyer Subsidiary" has the meaning assigned to it in the preamble.

          "CEIPA" has the meaning assigned to it in Section 4.27.

          "Classified Information" has the meaning assigned to it in Section
4.12(p).

          "Clients" has the meaning assigned to it in Section 4.9.

                                      -2-

          "Closing" has the meaning assigned to it in Section 3.4.

          "Closing Amount" means the Modified Current Asset Amount plus the
Modified Working Capital Amount.

          "Closing Date" means the date of the Closing.

          "Closing Statement" has the meaning assigned to it in Section 3.2.1.

          "Closing Statement Documentation" has the meaning assigned to it in
Section 3.2.1.

          "Closing Working Capital Adjustment Amount" means the applicable working capital adjustment determined as set forth on Schedule 1.1(b).

          "Co-Employment Agreement" has the meaning assigned to it in Section
8.2(m).

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Contracts" has the meaning assigned to it in Section 4.10.

          "Controlled Technology" has the meaning assigned to it in Section
4.27.

          "Conveyance Documents" has the meaning assigned to it in Section 2.2.

          "Copyrights" has the meaning assigned to it in Section 4.12(a)(i).

          "Dispute Notice" has the meaning assigned to it in Section 3.2.3.

          "Dispute Resolution Period" has the meaning assigned to it in Section
3.2.4.

          "Disputed Amounts" has the meaning assigned to it in Section 3.2.4.

          "Domain Names" has the meaning assigned to it in Section 4.12(a)(iv).

          "EAR" has the meaning assigned to it in Section 4.27.

          "Employee Benefit Plan" has the meaning assigned to it in Section
4.16.

          "Employment Agreement" has the meaning assigned to it in Section 6.5.

          "Employer Parties" means the Seller Parties and WSI (with respect to
WSI, such definition extends to WSI only to the extent of employees leased by
WSI to Seller Parties pursuant to the Co-Employment Agreement).

          "Environmental Laws" has the meaning assigned to it in Section 4.23.

          "Environmental Liabilities" has the meaning assigned to it in Section
4.23.

          "ERISA" means the Employee Retirement Income and Security Act of 1974,
as amended.

          "ERISA Affiliate" has the meaning assigned to it in Section 4.16(d)

                                      -3-

          "Escrow Agent" has the meaning assigned to it in Section 3.1.1.

          "Escrow Agreement" has the meaning assigned to it in Section 3.1.1.

          "Escrow Amount" has the meaning assigned to it in Section 3.1.1.

          "Excluded Assets" has the meaning assigned to it in Section 2.1.

          "Excluded Liabilities" means any and all debts, liabilities (whether absolute, accrued, contingent or otherwise) and other obligations of or owing by the Seller and/or the Parent other than the Assumed Liabilities, including, without limitation (i) any claims from British Telecommunications PLC ("British
Telecom") for payments related to collocation and uplinking services from
British Telecom's Cornwall, United Kingdom, facility (the "British Telecom
Services"), (ii) any claims from International Organization of Space
Communications ("Intersputnik") for payments related to that certain contract between the Parent and Intersputnik for satellite space segment (the
"Intersputnik Contract"), including, without limitation any liabilities arising from the termination of either the Intersputnik Contract or the British Telecom
Services and (iii) any and all Losses arising out of or relating to the
Co-Employment Agreement, including, without limitation, the acts or omissions of the parties thereto.

          "Expenses" has the meaning assigned to it in Section 9.8(b).

          "FAR" has the meaning assigned to it in Section 4.12(f)(v).

          "FCC" means the Federal Communications Commission.

          "FCC Licensed Assets" means the satellite fixed earth stations and fixed point to point microwave stations set forth on Schedule 1.1(c).

          "FCC Licenses" means the licenses granted by the FCC authorizing the operation of the FCC Licensed Assets.

          "FCC Rules" means Title 47 of the Code of Federal Regulations, as amended, and decisions of the Federal Communications Commission, policies, reports and orders issued pursuant to the adoption of such regulations.

          "Financial Adjustment Escrow Account" has the meaning assigned to it in Section 3.1.1.

          "Force Majeure Event" means any of the following: wars, terrorism, riots or civil unrest, fires, storms, earthquakes, floods or elements of nature, acts of government, acts of God or any other similar event beyond the reasonable control of a party hereto.

          "GAAP" means United States generally accepted accounting principles applied on a consistent basis.

          "Governmental Body" means any governmental or regulatory body, agency, authority, commission, department, bureau, court, tribunal, public arbitrator or arbitral body, or political subdivision, whether federal, state, local or foreign.

          "Hazardous Materials" has the meaning assigned to it in Section 4.23.

          "Indemnified Party" has the meaning assigned to it in Section 9.4.

                                      -4-

          "Indemnifying Party" has the meaning assigned to it in Section 9.4.

          "Indemnity Escrow Account" has the meaning assigned to it in Section
3.1.1.

          "Intellectual Property" has the meaning assigned to it in Section
4.12(a).

          "Intersputnik Contract" has the meaning assigned to it in the definition of "Excluded Liabilities" in this Article I.

          "Inventions" has the meaning assigned to it in Section 4.12(a)(vi).

          "ITAR" has the meaning assigned to it in Section 4.27.

          "JAMS" means Judicial Arbitration and Mediation Services, Inc.

          "Know How" has the meaning assigned to it in Section 4.12(a)(vii).

          "Knowledge" means, when referring to the "Knowledge" of the Seller
Parties, or any similar phrase or qualification based on knowledge, the actual knowledge of Mathew J. Lyman, William Raney, Rodger Lyman, Jeffrey Lee, Owen
Hunsaker and Kelly Raney, after reasonable review by such persons.

          "Laws" means, with respect to any Person, any foreign, federal, state or local laws, statutes, ordinances, rules, regulations, orders, judgments or decrees applicable to such Person, including, without limitation, the FCC Rules.

          "LBISAT" means LBISAT, LLC, a Utah limited liability company and a wholly-owned subsidiary of the Parent.

          "License" has the meaning assigned to it in Section 4.12(c).

          "Liens" means, with respect to any asset of any Person, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

          "LLC Interests" means 100% of the limited liability company interests of the Parent Subsidiaries.

          "Loss" has the meaning assigned to it in Section 9.2.

          "Master Operating Agreement" means the Master Operating Agreement annexed hereto as Exhibit E, between the Parent and the Buyer Subsidiary, pursuant to which the Parent will provide services to the Buyer Subsidiary and the Buyer Subsidiary will provide services to the Parent similar to those provided between the Seller and the Parent prior to Closing, and on similar terms.

          "MESA" has the meaning assigned to it in Section 4.18(a).

          "Modified Current Asset Amount" means (a) the sum of cash, short-term investments, accounts receivable net of bad debt reserves and the payment by the
Seller Parties of two million sixty-four thousand four hundred fifty-two dollars
($2,064,452) of debt outstanding at March 7, 2007, as set forth on Schedule
1.1(d), of the Subject Companies, all as of the Closing Date plus (b) any amounts expended in the ordinary course of business with respect to inventory and pre-paid expenses of the Subject Companies between March 12, 2007 and the
Closing Date.

                                      -5-

          "Modified Working Capital Amount" means (i) the sum of current assets, determined in accordance with GAAP, minus (ii) current liabilities, determined in accordance with GAAP (including unearned revenue but excluding (a) the Virtue
Technologies Note, (b) any accrued liability for federal or state income taxes required by GAAP for prepaid unearned income, and (c) adjustments for bad debt reserves in excess of those set forth on Schedule 1.1(e)), of the Subject
Companies at the Closing Date, plus (iii) the applicable Closing Working Capital
Adjustment Amount and plus (iv) the sum of all Qualified Capital Expenditures made between March 12, 2007 and the Closing Date.

          "Multiemployer Plan" means any Employee Benefit Plan which is a
"multiemployer plan" as defined in Section 3(37) of ERISA.

          "Name Change Documents" has the meaning assigned to it in Section 6.4.

          "Neutral Firm" has the meaning assigned to it in Section 3.2.4.

          "Parent" has the meaning assigned to it in the preamble.

          "Parent Business" means providing services or products for the Persons listed on Schedule 1.1(f) and under the contracts so listed and any reasonable extensions, expansions or modifications thereof.

          "Parent Subsidiaries" means Lyman Maryland Properties, LLC, a Utah limited liability company and a wholly-owned subsidiary of the Parent and Turbo
Logic Associates, a Delaware limited liability company and a wholly-owned subsidiary of the Parent.

          "Patents" has the meaning assigned to it in Section 4.12(a)(ii).

          "Permits" has the meaning assigned to it in Section 4.14.

          "Permitted Liens" means (i) Liens for Taxes not yet due and payable,
(ii) statutory landlord's, mechanic's, carrier's, workmen's, repairmen's, materialmen's or other similar Liens arising or incurred in the ordinary course of business for amounts which are not due and payable and which would not, individually or in the aggregate, have a Subject Company Material Adverse Effect and (iii) Liens arising from zoning ordinances which are not material to the
Business.

          "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, governmental body or authority or any other entity.

          "Proceeding" means any claim, action, suit, investigation, arbitration, litigation or other proceeding.

          "Providing Party" has the meaning assigned to it in Section 6.10.

          "PTO" has the meaning assigned to it in Section 4.12(g)(i).

          "Purchase Price" has the meaning assigned to it in Section 3.1.1.

          "Qualified Capital Expenditures" means (x) budgeted capital expenditures of the Subject Companies that as of March 12, 2007 were scheduled to be made after the Closing Date and reflected on

                                      -6-

Schedule 1.1(g), but are made prior the Closing Date and (y) unbudgeted capital expenditures of the Subject Companies made prior to the Closing Date approved in advance in writing by the Buyer.

          "Reimbursement" has the meaning assigned to it in Section 9.8(b).

          "Related Documents" means, collectively, all agreements, instruments and other documents described herein or related hereto, including, without limitation, the Assignment and Assumption Agreement, the Bill of Sale, the
Conveyance Documents, the Employment Agreement, the Escrow Agreement, the System
Management Agreement, the Termination Agreement and the Master Operating
Agreement.

          "Representations Escrow Amount" has the meaning assigned to it in
Section 3.1.1.

          "Requesting Party" has the meaning assigned to it in Section 6.10.

          "Required Consents" has the meaning assigned to it in Section 4.5.

          "Retained Employees" has the meaning assigned to it in Section 3.6(d).

          "Seller" has the meaning assigned to it in the preamble.

          "Seller Indemnified Parties" has the meaning assigned to it in Section
9.3.

          "Seller Parties" has the meaning assigned to it in the preamble.

          "Seller Party Confidential Information" means all trade secrets, know-how, customer lists, technical information, proprietary information, technologies, processes and formulae, source code, algorithms, architecture, structure, display screens and development tools, data, plans and drawings and blue prints, whether tangible or intangible and whether or how stored, compiled, or memorialized physically, electronically, photographically, or otherwise, owned, used or licensed by the Parent, LBISAT or the Subject Companies as licensee or licensor and that have been used or are used in or are material to the conduct of the Business or the business of the Parent or LBISAT.

          "Seller Software" has the meaning assigned to it in Section 4.12(k).

          "Shared Information" has the meaning assigned to it in Section 6.8(c).

          "Shared Initiatives" has the meaning assigned to it in Section 2.1.

          "Shared Know How" has the meaning assigned to it in Section 4.12(a).

          "Software" has the meaning assigned to it in Section 4.12(a)(viii).

          "Straddle Period" means any taxable period beginning before and ending after the Closing Date.

          "Subject Companies" means the Seller and the Parent Subsidiaries.

          "Subject Company Business" means providing services or products for the Persons listed on Schedule 1.1(h) and under the contracts so listed and any reasonable extensions, expansions or modifications thereof.

                                      -7-

          "Subject Company Material Adverse Effect" means any material adverse effect on the operations, assets, condition (financial or otherwise), liabilities, results of operations or prospects of the Business, except to the extent that any such effect or development directly results from (i) changes in general economic conditions; or (ii) changes affecting the Seller's industry generally.

          "System Management Agreement" means the System Management Agreement annexed hereto as Exhibit C, between the Parent and the Buyer Subsidiary, pursuant to which the Buyer Subsidiary will manage the FCC Licensed Assets on behalf of the Parent until such time as the FCC approves the assignment to the
Buyer of the licenses for the FCC Licensed Assets.

          "Tax" or "Taxes" means (i) any and all taxes, assessments, fees, levies and similar charges imposed by any United States federal, state or local taxing authority or any foreign national, state or local taxing authority, including, without limitation, any and all federal and state telecommunications fees and levies (which include but are not limited to universal service contributions, telecommunications relay service fees, local number portability fees, and FCC and State Public Utility Commission regulatory fees) accruing from operations for any period prior to the Closing Date, and including interest, penalties and additions thereto; and (ii) any liability for the payment of amounts described in clause (i) of another person as a result of any obligation under any tax sharing, tax indemnity or similar agreement, provision or arrangement, whether formal or informal, or under statute, rule, or regulation.

          "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "Termination Agreement" means the Stock Repurchase and Termination
Agreement annexed hereto as Exhibit D, between the Parent and William Raney, pursuant to which William Raney shall terminate his employment arrangements with the Parent and dispose of any interest in the Parent.

          "Trade Secrets" has the meaning assigned to it in Section 4.12(a)(v).

          "Trademarks" has the meaning assigned to it in Section 4.12(a)(iii).

          "Transfer Expenses" has the meaning assigned to it in Section 10.6.

          "Unaudited Balance Sheets" has the meaning assigned to it in Section
4.22(a).

          "Unaudited Income Statements" has the meaning assigned to it in
Section 4.22(b).

          "Virtue Technologies Note" means that certain Promissory Note, dated
October 13, 2006, made by the Parent in favor of Virtue Technologies, Inc. in the original principal amount of $300,000.

          "WARN" has the meaning assigned to it in Section 4.18(a).

          "WSI" has the meaning assigned to it in Section 3.6(a).

          1.2 Common Words. The following words shall be interpreted as designated: (i) "or" connotes any combination of all or any of the items listed;
(ii) where "including" is used to refer to an example or begins a list of items, such example or items shall not be exclusive; (iii) "specified" requires that an express statement is contained in the relevant document; (iv) the words
"hereof", "herein", "hereto" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement and Section; and (v) and

                                      -8-

references to schedule(s) or exhibit(s) are to schedule(s) and exhibit(s) to this Agreement unless otherwise specified in the relevant reference.

                                   ARTICLE II
                      PURCHASE AND SALE OF ACQUIRED ASSETS
                      AND ASSUMPTION OF ASSUMED LIABILITIES

          2.1 Purchase and Sale of Acquired Assets. Subject to and upon the terms and conditions set forth in this Agreement, on the Closing Date the Seller
Parties agree to sell, transfer, convey, assign and deliver to the Buyer
Subsidiary, free and clear of all Liens, other than Permitted Liens, and the
Buyer Subsidiary hereby agrees to purchase and accept from the Seller Parties, the LLC Interests and all of the Seller's right, title and interest in and to all the assets, properties, rights and interests, of every kind and nature, whether real or personal, tangible or intangible, and wherever located and by whomever possessed, owned by the Seller as of the Closing, including without limiting the generality of the foregoing, the following:

               (a) all cash and cash equivalents and all accounts and notes receivable (whether current or noncurrent) as of the Closing Date;

               (b) all prepayments, prepaid expenses, deferred charges, advance payments, utility, security and other security deposits as of the Closing Date;

               (c) all raw materials, works-in-process, inventory and other materials of the Seller wherever located (and, to the extent applicable, all inventory in transit or on order and not yet delivered), and all rights with respect to the processing and completion of any works-in-process of the Seller, including the right to collect and receive charges for services performed by the
Seller with respect thereto;

               (d) all supplies, property, plant, equipment, furniture,
fixtures, machinery, fittings, automobiles, trucks, and other motor vehicles, tools, spare parts, leasehold improvements and other tangible property, whether owned or leased (including, without limitation, items which have been fully depreciated or expensed);

               (e) all other current assets of the Seller;

               (f) all of the Seller's right, title and interest in and to its contracts, leases, licenses, agreements, permits, supply and distribution arrangements, endorsement agreements, agreements with media, sales and purchase agreements and orders, consignment arrangements, warranties, consents, orders, registrations, privileges, franchises, memberships, certificates, approvals or other similar rights, and all other agreements, arrangements and understandings, whether or not documented in writing, including, without limitation, all rights under each of the Contracts listed or required to be listed on Schedule 4.10(a);

               (g) the right to receive all mail and other communications addressed to the Seller (including, without limitation, mail and communications from customers, suppliers and agents);

               (h) all intangible assets and Intellectual Property of the
Seller, and all continuations, renewals and extensions, and all income and royalties for any of the Intellectual Property, and all damages, payments and rights to sue for or relating to past, present or future infringements thereof, and all other general intangibles;

                                       -9-

               (i) all lists and records pertaining to the Seller's customers, suppliers, distributors, media buyers, inventors, endorsers, vendors and related databases;

               (j) the Business (but no part of the business of the Parent or
LBISAT) as a going concern and all goodwill with respect thereto and the
Seller's Permits and other authorizations of governmental authorities (to the extent such Permits and other authorizations of governmental authorities are transferable) and third parties, world wide web addresses, URLs, email addresses, domain names, websites, licenses, telephone numbers, property addresses, listings pertaining to the Seller in all telephone books and other directories and other communications media, customer lists, vendor lists, referral lists and contracts, advertising materials and data, restrictive covenants, choses in action, claims, refunds, causes of action, rights of recover, rights of set-off and similar obligations owing to the Seller from their present and former members, officers, employees, agents and others, together with all books, databases, operating data and records (including financial, accounting and credit records), files, papers, records and other data of the Seller;

               (k) all rights of the Seller as lessee under the real property leases listed on Schedule 4.15;

               (l) all initiatives and planned projects (the "Initiatives") that have been, are being or will be developed by the Seller or the Parent in relation to the Business (provided that Shared Initiatives (as defined below)
shall be treated as set forth in the last paragraph of this Section 2.1);

               (m) subject to approval of the FCC, the FCC Licensed Assets and the licenses granted by the FCC associated with the FCC Licensed Assets; and

               (n) all other property and rights of every kind or nature, other than the Excluded Assets, that are owned or leased by the Subject Companies, or that are owned by the Parent and are used by the Subject Companies.

          It is specifically understood and agreed by the parties hereto that the Buyer Subsidiary is acquiring, and the Seller is transferring, all of the tangible and intangible assets that are owned or leased by the Seller or that are owned by the Parent and are used by the Seller, except the Excluded Assets.
The aforesaid assets and properties to be transferred to the Buyer Subsidiary hereunder are hereinafter collectively referred to as the "Acquired Assets."
Notwithstanding the foregoing, the following assets (the "Excluded Assets") are expressly excluded from the transfer and acquisition contemplated hereby and, as such, are not included in the Acquired Assets purchased hereunder: (1) the minute books, charter documents and by-laws of the Seller; (2) the assets specifically identified on the Excluded Assets Schedule attached hereto as
Schedule 2.1; (3) all tax records and all rights to refunds relating to federal, state, or local income taxes of the Seller attributable to taxable periods ending on or before the Closing Date; (4) all monies and other consideration to be received by the Seller from the Buyer Subsidiary and all other rights of the
Seller under this Agreement; (5) the assets of LBISAT, (6) all rights related to
Excluded Liabilities, and (7) all rights of Seller Parties under this Agreement.
The parties hereto acknowledge that certain Initiatives (such Initiatives, the
"Shared Initiatives") constitute both: (i) an Initiative that relates to the
Business and (ii) an Initiative that relates to the business of the Parent and
LBISAT. Notwithstanding anything to the contrary contained herein, but subject to the covenant not to compete and the covenant not to solicit provided in
Section 6.7, following the Closing, (x) the Buyer Parties shall have the right to develop, pursue or implement the Shared Initiatives in the conduct of the
Business and/or business of the Buyer Parties and (y) the Parent and LBISAT shall have the right to develop, pursue or implement the Shared Initiatives in the conduct of the business of the Parent or LBISAT. Except to the extent that a party's use or other exploitation of the Shared Initiatives violates the

                                      -10-

provisions of Section 6.7, none of the parties hereto shall have any duty to account to the other parties with regards to their use or other exploitation of the Shared Initiatives.

          2.2 Conveyance Documents. On the Closing Date, the Seller Parties
shall deliver to the Buyer Subsidiary the Acquired Assets, the Bill of Sale and
such other deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to the
Buyer Parties as the Buyer Parties may request or as may be otherwise reasonably necessary to vest in the Buyer Subsidiary all the right, title and interest of the Subject Companies or the Parent, as applicable, in, to or under any or all of the Acquired Assets, free and clear of all Liens, other than Permitted Liens
(collectively, the "Conveyance Documents"). Within three (3) business days of the Closing Date, the Parent shall ensure that an application for assignment of the FCC Licenses to the Buyer Subsidiary is filed with the FCC.

          2.3 Assumed Liabilities. Effective upon the Closing, subject to the terms hereof and pursuant to the Assignment and Assumption Agreement, the Buyer
Subsidiary will assume all of the Assumed Liabilities.

          2.4 Excluded Liabilities. The parties hereto acknowledge that the
Buyer Parties will not assume any liability for any debts, Taxes, Employee
Benefit Plans, claims, options, liabilities, obligations or Liens of the Seller or the Parent whatsoever (other than the Assumed Liabilities), including, without limitation, any obligations that the Seller may have to any of its current or former directors, officers, employees, consultants or agents. The
Buyer Parties will not be required to defend any suit or claim arising out of any act or omission of the Seller or the Parent, except as specifically required pursuant to Section 9.3. All of the Excluded Liabilities shall be retained by and remain obligations of the Seller and/or the Parent.

                                   ARTICLE III
                      THE PURCHASE PRICE AND OTHER MATTERS

          3.1 Purchase Price, Adjustments and Escrow Releases.

               3.1.1 Purchase Price and Adjustments. Subject to the terms and conditions hereof, the purchase price of the Acquired Assets shall consist of an amount of eighteen million four hundred thousand dollars ($18,400,000) (the
"Purchase Price"), of which (i) sixteen million five hundred thousand dollars
($16,500,000) shall be payable on the Closing Date by the Buyer to the Seller
Parties by certified check or wire transfer in immediately available funds to such account of the Seller Parties as the Seller Parties may specify by written notice to the Buyer at least three (3) days prior to the Closing, (ii) one million four hundred thousand dollars ($1,400,000) (the "Representations Escrow
Amount") shall be deposited in an escrow account (the "Indemnity Escrow
Account") with the escrow agent (the "Escrow Agent") pursuant to the escrow agreement, dated the Closing Date, annexed hereto as Exhibit F (the "Escrow
Agreement") to secure the indemnification obligations of the Seller Parties to the Buyer Parties for any breach of representations, warranties and covenants and (iii) five hundred thousand dollars ($500,000) of the Purchase Price (the
"Financial Adjustment Escrow Amount", and together with the Representations
Escrow Amount, the "Escrow Amount") shall be deposited in an escrow account (the
"Adjustment Account") with the Escrow Agent pursuant to the Escrow Agreement to secure any payment by the Seller to the Buyer resulting from any required financial adjustments pursuant to Section 3.2. The Purchase Price shall be subject to adjustment in accordance with Section 3.2. The final Purchase Price after adjustment as provided in Section 3.2 shall be the "Adjusted Net Purchase
Price".

               3.1.2 Escrow Releases. On the one-year anniversary of the Closing
Date, any principal or interest remaining of the Representations Escrow Amount that is not subject to good faith

                                      -11-

claims will be released to the Seller Parties. No later than seventy-five (75)
days following the Closing Date, any principal or interest remaining of the
Financial Adjustment Escrow Amount that is not subject to the dispute resolution procedure set forth in Section 3.2.4 will be released to the Seller Parties.

          3.2 Adjustments.

               3.2.1 Modified Working Capital Amount and Modified Current Asset
Amount. The Seller Parties shall prepare and deliver to the Buyer Subsidiary each of the Subject Companies' respective (i) balance sheets as of the Closing
Date and (ii) income statements from January 1, 2007 through the Closing Date
(collectively, the "Closing Statement Documentation") no later than twenty (20)
days following the Closing Date. It is understood that the Closing Statement
Documentation is being provided for information purposes only, to assist the
Buyer Subsidiary to create the Closing Statement, and any disputes arising from this Section 3.2.1 shall be governed by the dispute resolution procedures set forth in Section 3.2.4. The Buyer Subsidiary shall prepare and deliver to the
Seller a statement of its determination of the Modified Working Capital Amount and the Modified Current Asset Amount no later than the later of (x) thirty (30)
days following the Buyer Subsidiary's receipt of the Closing Statement
Documentation and (y) forty-five (45) days following the Closing Date (the
"Closing Statement"), setting forth in reasonable detail the basis for such determination, along with its determination of the proposed Adjustments.

               3.2.2 Adjustment to the Purchase Price. The Purchase Price shall be adjusted as follows (the amount of such adjustment, an "Adjustment"):

               (a) if the Modified Working Capital Amount is more positive than negative fifty one thousand eighty six dollars ($51,086), then the Buyer shall pay the Seller an amount equal to such excess. If the Modified Working Capital
Amount is more negative than negative fifty one thousand eighty six dollars
($51,086), then the Seller shall pay the Buyer an amount equal to such difference; or

               (b) if the Modified Current Asset Amount is greater than the
Seller's unearned revenue, determined in accordance with GAAP, at the Closing
Date, then the Buyer shall pay the Seller an amount equal to such excess. If the
Modified Current Asset Amount is less than the Seller's unearned revenue, determined in accordance with GAAP, at the Closing Date, then the Seller shall pay the Buyer an amount equal to such difference.

Notwithstanding anything to the contrary herein, in the event that clauses (a)
and (b) of this Section 3.2.2 result in opposite adjustments to the Purchase
Price (i.e., one results in a payment by the Buyer and one results in a payment by the Seller), the opposite amounts will be offset against each other, with any remaining amount paid to the appropriate party. Notwithstanding anything to the contrary herein, in the event that clauses (a) and (b) both result in an increase to the Purchase Price, only the greater of the two positive amounts will be applied to increase the Purchase Price. Notwithstanding anything to the contrary herein, in the event that clauses (a) and (b) both result in a reduction to the Purchase Price, only the greater of the two negative amounts will be applied to reduce the Purchase Price.

               3.2.3 Review by the Seller. After receipt of the Closing
Statement, the Seller shall have thirty (30) days to review the Closing
Statement. During such thirty (30)-day period, Seller and its representatives shall be permitted to review all working papers related to the preparation of the Closing Statement. Unless the Seller delivers written notice to the Buyer
Subsidiary on or prior to the thirtieth (30th) day after the Seller's receipt of the Closing Statement specifying in reasonable detail all items disputed by the
Seller in good faith and the basis therefor, and the Seller's determination of any and all Adjustments (a "Dispute Notice"), the Seller shall be deemed to have accepted and agreed to the Closing Statement and the Buyer Subsidiary's determination of any and all Adjustments.

                                      -12-

               3.2.4 Disputes. If the Seller timely provides a Dispute Notice to the Buyer Subsidiary, the representatives of the Buyer Subsidiary and the Seller shall, within thirty (30) days following the date of the Dispute Notice (the
"Dispute Resolution Period"), attempt in good faith to resolve their differences and any resolution by them that is agreed by the parties in writing shall be final, binding and conclusive. In connection with any such dispute, each party will cooperate with the other party to attempt to resolve such dispute including making available to such other parties personnel, books and records, material and other information reasonably requested for making determinations as to the dispute and related computations. If at the conclusion of the Dispute Resolution
Period there are amounts still remaining in dispute ("Disputed Amounts"), then all amounts remaining in dispute shall be submitted for resolution to a recognizable, reputable and impartial certified public accounting firm that is mutually acceptable to the Buyer Subsidiary and the Seller (the "Neutral Firm").
If the Buyer Subsidiary and the Seller cannot agree upon a Neutral Firm within ten (10) days, a mediator selected by JAMS at the request of the parties shall choose a recognized, reputable, and impartial certified public accounting firm to act as the Neutral Firm. The Neutral Firm shall promptly resolve the amounts remaining in dispute between the parties and shall deliver its determination of the amounts remaining in dispute, including a determination of any and all
Adjustments related thereto, in writing to the Buyer Subsidiary and the Seller, which determination shall be final, binding and conclusive. The fees and expenses of the Neutral Firm shall be borne by the Buyer Subsidiary and the
Seller pro rata, such that the Buyer Subsidiary shall be responsible for a percentage of such fees and expenses that is equal to the percentage of the
Disputed Amounts that the Neutral Firm determines should be included in the
Closing Amount and the Seller shall be responsible for a percentage of such fees and expenses that is equal to the percentage of the Disputed Amounts that the
Neutral Firm determines should not be included in the Closing Amount.

               3.2.5 Payment of Adjustments. Within thirty (30) days of the earlier to occur of (i) the Seller's acceptance of and agreement with the
Closing Statement pursuant to Section 3.2.3 and (ii) resolution of a dispute pursuant to Section 3.2.4 with respect to the Closing Statement and Adjustment:

               (a) in the event that an Adjustment is a reduction in the
Purchase Price, the Adjustment shall be made (i) first, from the Adjustment
Account and (ii) second, the Seller shall pay the amount of such Adjustment by wire transfer of immediately available funds to an account designated by the
Buyer in writing in advance of payment; and

               (b) in the event that an Adjustment is an increase in the
Purchase Price, the Buyer shall pay the amount of such Adjustment by wire transfer of immediately available funds to an account designated by the Seller in writing in advance of payment.

Upon receipt of payment from the Adjustment Account under paragraph (a) or payment of the Adjustment under paragraph (b), any remaining amount in the
Adjustment Account shall be released to the Seller.

          3.3 Allocation. The Buyer Parties and the Seller Parties will, within ninety (90) days following the Closing, agree to the allocation of the Purchase
Price (the "Allocation") for purposes of (i) Section 1060 of the Code and (ii)
the filing of Internal Revenue Service Form 8594 and all federal, state and local tax returns filed by each of the parties subsequent to the Closing Date.
The Buyer shall propose the Allocation to the Seller Parties, which proposal shall be subject to the approval of the Seller Parties, which approval shall not be unreasonably delayed or denied. Notwithstanding anything herein to the contrary, for purposes of the Allocation, no item of tangible personal property included in the Acquired Assets shall be valued at an amount that exceeds the straight-line depreciated book value of the item. The Buyer Parties and the
Seller Parties agree that such Allocation shall be amended to reflect any
Adjustment to the Purchase Price pursuant to Section 3.2 within thirty (30) days of such Adjustment.

                                      -13-

          3.4 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the transactions contemplated pursuant to this Agreement (the "Closing") shall be held at the offices of
Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New
York 10036 on the third (3rd) business day following the satisfaction of the last condition set forth in Sections 8.1, 8.2 and 8.3 hereof, or such other date and time to be mutually agreed upon in writing by the Seller Parties and the
Buyer Parties.

          3.5 Further Assurances. Subject to the terms and conditions hereof, at and from time to time following the date hereof the parties severally shall, and shall cause their respective Affiliates, stockholders, members, directors, officers, employees, consultants, agents and representatives to, execute, deliver, file and record any and all agreements, instruments, certificates or other documents and take such other actions as may be reasonably necessary to consummate or implement expeditiously the transactions contemplated by this
Agreement. At and from time to time following the Closing, the Seller Parties shall, and shall cause their Affiliates, members, directors, officers, employees, consultants, agents and representatives to, in the case of licenses, certificates, approvals, authorizations, Permits and Contracts included in the
Acquired Assets which cannot be transferred or assigned effectively without the consent of another Person which consents have not been obtained prior to the
Closing, cooperate with the Buyer Parties at their reasonable request in endeavoring to obtain such consents promptly. Notwithstanding anything to the contrary herein, if a Required Consent is not obtained, the Seller Parties shall, to the extent permitted under the terms of such Contract and reasonably practicable, hold such rights in trust for, and for the benefit of, the Buyer
Subsidiary, and will reasonably cooperate with the Buyer Subsidiary in any reasonable arrangement necessary to provide that the Buyer Subsidiary shall receive substantially all beneficial interest and benefits in, to and under such
Contract, and the Buyer Subsidiary shall perform the Seller Parties' obligations under such Contract; provided that in any such event, Buyer Subsidiary (and not
Seller Parties) will be responsible for any obligation or liability in, to and under such Contract. In the event that, pursuant to a Contract (x) payment for the account of the Buyer Subsidiary is made to the either of the Seller Parties, such payments shall be forthwith delivered by the Seller Parties to the Buyer
Subsidiary; and (y) payment or satisfaction of any liability or obligation is required, the Seller Parties shall, at the reasonable request of the Buyer
Subsidiary, pay or satisfy such liability or obligation subject to contemporaneous receipt by the Seller Parties of reimbursement therefor and any costs or expenses related thereto.

          3.6 Employment Matters.

               (a) The Seller Parties represent that each of the individuals identified on Schedule 3.6(d) are currently employed by the Parent and Workforce
Solution, Inc., a Delaware Corporation ("WSI"), and that none of the Subject
Companies have or have ever had any employees. Except as otherwise provided for in Section 3.6(d) and Section 6.5, the Buyer Parties shall be under no obligation to employ or continue to employ any individual for any period, including, without limitation, any of the Employer Parties' employees. All wages, reimbursements, retirement, severance, deferred compensation, incentive, stock option, vacation, bonus, unemployment or other payments, distributions or benefits payable to or accrued in favor of directors, officers, employees, independent contractors, consultants, agents and representatives of the Employer
Parties and the Parent Subsidiaries on or prior to the Closing Date, whether or not pursuant to any Employee Benefit Plans and whether or not such directors, officers, employees, independent contractors, consultants, agents or representatives become employees, directors, officers, independent contractors, consultants, agents or representatives of the Buyer Parties, shall remain the obligations of the Employer Parties and the Parent Subsidiaries, and the Buyer
Parties shall have no obligation with respect thereto.

               (b) Without limiting the generality of the foregoing, the Buyer
Parties shall have no obligation to make any contribution to or payment under any Employee Benefit Plans, to pay any

                                      -14-

retirement, severance, deferred compensation, incentive, stock option, vacation, bonus, unemployment or other payments, distributions or benefits that individuals who are directors, officers, employees, independent contractors, consultants, agents or representatives of the Employer Parties or the Parent
Subsidiaries, may have accrued to and including the Closing Date. The Buyer
Parties shall have no obligation with respect to any Multiemployer Plan by application of Section 4204 of ERISA. Except for the Assumed Liabilities, the
Seller Parties shall satisfy (or cause WSI to satisfy) in full, promptly as they become due, all obligations to individuals who are directors, officers, employees, consultants or agents of the Employer Parties, or to any Employee
Benefit Plans including any Multiemployer Plans, for wages, reimbursements, retirement, severance, deferred compensation, incentive, stock option, vacation, bonus, unemployment and other payments, distributions and benefits accrued to and including the Closing Date and to make all contributions to and payments under all Employee Benefit Plans.

               (c) Notwithstanding anything herein to the contrary, the Buyer
Subsidiary shall assume all liability for accrued vacation and sick leave for the Retained Employees in the amounts listed on Schedule 3.6(c).

               (d) The Buyer Subsidiary shall offer employment to each of the individuals identified on Schedule 3.6(d) to commence immediately following
Closing. Each individual identified on Schedule 3.6(d) who is offered employment and accepts such offer shall be deemed a "Retained Employee." The parties agree that, except as set forth on Schedule 3.6(d), no Retained Employee (nor any other Person) shall receive any credit or other recognition or benefit for the time of service of such Retained Employee or other Person to the Employer
Parties or any other Person in relation to any of the Buyer Subsidiary's plans or policies for its personnel. To the Knowledge of the Seller Parties, no key employee and no group of employees of the Employer Parties has any plans to terminate or modify their status as an employee or employees of the Employer
Parties (including upon consummation of the transactions contemplated hereby).

               (e) At Closing, the Buyer will provide certain of the Retained
Employees with grants of stock options as set forth on Schedule 3.6(e).

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                              OF THE SELLER PARTIES

          The Seller Parties, jointly and severally, represent and warrant to the Buyer Parties as of the date hereof and as of Closing Date that:

          4.1 Organization and Qualification; Subsidiaries. Each of the Subject
Companies is a limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority. To the Knowledge of the Seller Parties, each of the Subject Companies holds all Permits to conduct the Business and to own and lease its property and assets. Each of the Subject Companies is qualified to do business as a foreign organization and is in good standing in each jurisdiction in which the ownership of property or the conduct of its business requires such qualification (of which there are no such jurisdictions), except where the failure to be so qualified is not reasonably likely to have a Subject Company
Material Adverse Effect.

          4.2 Ownership. None of the Subject Companies owns of record or beneficially, directly or indirectly, any shares of capital stock or other comparable equity interest of any Person. None of the Subject Companies is a party to any agreement relating to the formation of any other Person except for the Persons listed on Schedule 4.2. The Parent owns a 100% interest in each of the Subject Companies.

                                      -15-

          4.3 Authorization. Each of the Seller Parties has all requisite power and authority to execute and deliver this Agreement and the Related Documents to which it is a party and to perform its obligations hereunder and thereunder.
Each of the Seller Parties, if applicable, has duly authorized the execution, delivery and performance of this Agreement and the Related Documents to which it is a party. This Agreement and, as of the Closing Date, the Related Documents to
which it is a party have been duly executed and delivered by each of the Seller
Parties and (assuming that this Agreement and, as of the Closing Date, the
Related Documents to which it is a party have been duly authorized, executed and delivered by the Buyer Parties) constitute legal, valid and binding obligations of the Seller Parties, enforceable against the Seller Parties in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws of general applicability affecting the rights of creditors and by general equitable principles.

          4.4 No Violations or Conflicts. Neither the execution and delivery of this Agreement or the Related Documents by the applicable Seller Parties nor the consummation by the applicable Seller Parties of the transactions contemplated by this Agreement and the Related Documents does or will (a) violate any provision of their respective governing documents, if applicable, (b) to the
Knowledge of the Seller Parties, result in a violation or breach of, constitute a default or an event of default under, or require the consent or approval of or any notice to or filing with any Person, under any indenture, mortgage, bond or other contract, license, agreement, Permit, instrument or other obligation to which any of the Seller Parties or the Parent Subsidiaries is a party or by which any of the Acquired Assets is bound, except as set forth on Schedule 4.4,
(c) violate any Law, writ, judgment, injunction or court decree to which any of the Seller Parties or the Parent Subsidiaries is subject or (d) result in the creation or imposition of any Lien on any Acquired Asset.

          4.5 Consents and Approvals. Except as set forth on Schedule 4.5
(collectively, the "Required Consents"), no consent, approval or authorization of, or declaration, filing or registration with, any foreign, United States, state or local governmental or regulatory agency or authority or any other
Person is required to be made or obtained by any of the Seller Parties or the
Parent Subsidiaries in connection with the execution, delivery and performance of this Agreement and the Related Documents by the Seller Parties. As of the
Closing Date only, except as set forth on Schedule 4.5, all of the Required
Consents have been obtained prior to the Closing Date.

          4.6 Assets.

               (a) The Parent or the Seller Parties have good and marketable title to all of the Acquired Assets, and, as of the Closing Date, all of the
Acquired Assets will be free and clear of all Liens, other than Permitted Liens.
Upon consummation of the transactions contemplated hereby, the Buyer Subsidiary will have acquired good and marketable title in and to each of the Acquired
Assets, free and clear of all Liens, other than Permitted Liens.

               (b) The Acquired Assets, together with the rights under the
System Management Agreement and the Master Operating Agreement, are sufficient for the conduct of the Business.

          4.7 Absence of Certain Changes. Except as set forth on Schedule 4.7, since February 28, 2007, none of the Subject Companies has (a) suffered any change in its business, operations or financial condition, except such changes which, in the aggregate, have not had and are not reasonably likely to have a
Subject Company Material Adverse Effect, (b) except in the ordinary course of business, sold, transferred or otherwise disposed of any asset, property or right that would have been an Acquired Asset, (c) created or permitted to exist any Lien (other than a Permitted Lien) on any Acquired Asset, as the case may be, or (d) entered into or committed to enter into any transaction, contract, agreement or

                                      -16-

other instrument, or relinquished any contractual or other right that would have been an Acquired Asset, as the case may be, other than for fair value and in the ordinary course of business.

          4.8 Conduct of Business. Except as set forth on Schedule 4.8, Since
February 28, 2007, each of the Subject Companies has conducted its operations and affairs only according to its ordinary and usual course of business, consistent with past practice.

          4.9 Clients; Client Relations. Schedule 4.9(a) contains a true, complete and correct list of all Persons for whom each of the Subject Companies has performed services or provided products or goods since January 1, 2006 (the
"Clients"), together with (i) the gross billings (in dollars) to each such
Client for the period January 1, 2006 to February 28, 2007, and (ii) the gross billings (in dollars) to each such Client for the period January 1, 2006 to
December 31, 2006.. Except as disclosed on Schedule 4.9(b), none of the Subject
Companies has granted, or agreed to grant, any rebates, discounts or allowances with respect to any such contracts. None of the amounts payable to the Subject
Companies under such contracts is subject to any counterclaim or setoff. Except as disclosed on Schedule 4.9(c), to the Knowledge of the Seller Parties, the
Subject Companies have not received during the twelve month period immediately preceding the date hereof any written notice from any of the Clients of its intention to substantially reduce or terminate its relationship with any of the
Subject Companies, or engaged in any material renegotiation of the terms of financial remuneration payable to any of the Subject Companies by any of the
Clients. To the Knowledge of the Seller Parties, no client audit of any account receivable or performance of any of the Subject Companies is currently being conducted by any Person who at any time has been a client of the Subject
Companies and no such audit has been threatened. Except as disclosed on Schedule
4.9(d), none of the Subject Companies has pre-billed any fees for which it has not yet performed the billed work or provided the billed products or goods.
Except as set forth on Schedule 4.9(c), the Subject Companies have not received any notice (formal or informal) from any of the Clients regarding a complaint or dispute as to any of the Subject Companies' performance of a particular contract or job. Any and all liabilities or obligations associated with or resulting from any such complaint or dispute shall be an Excluded Liability, including, without limitation, any obligation of any of the Subject Companies to perform additional services or produce additional goods in respect thereof.

          4.10 Contracts and Commitments. Schedule 4.10(a) sets forth a true, complete and correct list of all agreements, contracts or understandings, oral or written, to which, as of the date hereof, any of the Subject Companies is a party or by which any of the Subject Companies is bound involving an obligation in excess of $10,000 annually ("Contracts"). Each Contract is a valid and binding agreement, and is in full force and effect except as may be limited by bankruptcy, insolvency, or other laws of general applicability affecting the rights of creditors by general equitable principles. Except as set forth on
Schedule 4.10(b), there is no material default or breach of any of the Contracts by any of the Subject Companies. Except as set forth on Schedule 4.10(c), to the
Knowledge of the Seller Parties, no other party to any of the Contracts is in material default or breach thereof. The Seller Parties have delivered to the
Buyer Parties a true, complete and correct copy of each Contract. None of the
Subject Companies has assigned, delegated or otherwise transferred any of its rights or obligations with respect to any Contract or any Acquired Asset.

          4.11 Litigation. Except as set forth on Schedule 4.11, there is no civil, criminal or administrative action, suit, claim, hearing, investigation or proceeding pending, or to the Knowledge of the Seller Parties threatened, against any of the Seller Parties or the Parent Subsidiaries in any court, by any governmental entity or before any arbitrator or other tribunal that could reasonably be expected to result in a Subject Company Material Adverse Effect.
None of the Seller Parties or the Parent Subsidiaries is subject to any outstanding action, order, writ, judgment, injunction or decree of any court or governmental entity related to the Business.

                                      -17-

          4.12 Intellectual Property.

               (a) The "Intellectual Property" means all intellectual property
(other than Excluded Assets) owned, used or licensed (as licensor or licensee)
by the Subject Companies, or currently under development by the Subject
Companies, including:

                    (i) all domestic and foreign copyright interests in any
original work of authorship, whether registered or unregistered, including but not limited to all copyright registrations or foreign equivalent, all applications for registration or foreign equivalent, all moral rights, all common-law rights, and all rights to register and obtain renewals and extensions of copyright registrations, together with all other copyright interests accruing by reason of international copyright convention ("Copyrights");

                    (ii) all domestic and foreign patents (including
certificates of invention and other patent equivalents), provisional applications, patent applications and patents issuing therefrom as well as any division, continuation or continuation in part, reissue, extension, reexamination, certification, revival or renewal of any patent, all Inventions and subject matter related to such patents, in any and all forms ("Patents");

                    (iii) all domestic and foreign trademarks, trade dress,
service marks, trade names, icons, logos, slogans, and any other indicia of source or sponsorship of goods and services, designs and logotypes related to the above, in any and all forms, all trademark registrations and applications for registration related to such trademarks (including, but not limited to intent to use applications), and all goodwill related to the foregoing
("Trademarks");

                    (iv) all domain name registrations ("Domain Names")

                    (v) any formula, design, device or compilation, or other
information which is used or held for use by a business, which gives the holder thereof an advantage or opportunity for advantage over competitors which do not have or use the same, and which is not generally known by the public. Trade
Secrets can include, by way of example, formulas, algorithms, market surveys, market research studies, information contained on drawings and other documents, and information relating to research, development or testing ("Trade Secrets");

                    (vi) novel devices, processes, compositions of matter,
methods, techniques, observations, discoveries, apparatuses, machines, designs, expressions, theories and ideas, whether or not patentable ("Inventions");

                    (vii) scientific, engineering, mechanical, electrical,
financial, marketing or practical knowledge or experience useful in the operation of the Business ("Know How");

                    (viii) (A) any and all computer programs and/or software
programs (including all source code, object code, firmware, programming tools and/or documentation), (B) machine readable databases and compilations, including any and all data and collections of data, and (C) all content contained on Internet site(s) ("Software");

                    (ix) all documentation and media constituting, describing or relating to the above, including memoranda, manuals, technical specifications and other records wherever created throughout the world; and

                    (x) the right to sue for past, present, or future
infringement and to collect and retain all damages and profits related to the foregoing.

                                      -18-

The parties hereto acknowledge that certain Know How (such Know How, the "Shared
Know How") constitute both: (i) Know How that relates to the Business and (ii)
Know How that relates to the business of the Parent and LBISAT. Notwithstanding anything to the contrary contained herein, but subject to the covenant not to compete and the covenant not to solicit provided in Section 6.7, following the
Closing, (x) the Buyer Parties shall have the right to exploit the Shared Know
How in the conduct of the Business and/or business of the Buyer Parties and (y)
the Parent and LBISAT shall have the right to exploit the Shared Know How in the conduct of the business of the Parent or LBISAT. Except to the extent that a party's use or other exploitation of the Shared Know How violates the provisions of Section 6.7, none of the parties hereto shall have any duty to account to the other parties with regards to their use or other exploitation of the Shared Know
How.

               (b) Schedule 4.12(b) lists (i) all issued Patents, and all pending applications for Patents, owned by the Subject Companies; (ii) all registered Trademarks, and all pending applications for Trademarks, owned by the
Subject Companies; (iii) all registered Copyrights, and all pending applications for Copyrights, owned by the Subject Companies; and (iv) all Domain Names owned by the Subject Companies.

               (c) Schedule 4.12(c) lists all licenses (excluding licenses for
MicroSoft Office or Windows products), sublicenses, agreements or instruments involving the Intellectual Property of the Subject Companies including (i)
licenses by the Subject Companies to any Person of any Intellectual Property;
and (ii) all licenses by any other Person to the Subject Companies of any
Intellectual Property (each a "License"). Each License identified on Schedule
4.12(c) is a valid and binding agreement enforceable in accordance with its terms. With respect to each License, there is no material default (or event that with the giving of notice or passage of time would constitute a material default) by the Subject Companies, or to the Knowledge of the Seller Parties,
the other party thereto. There are no pending and, to the Knowledge of the
Seller Parties, no threatened claims with respect to any License. Except as identified on Schedule 4.12(c), no License contains an indemnity by the Subject
Companies in favor of a third party with respect to the Intellectual Property, other than a standard indemnity provided to the officers, directors, managers, employers, agents, or representatives of the other party to the License.

               (d) The Parent or the Subject Companies have good and valid title to, or otherwise possess the rights to use, all Intellectual Property necessary to permit the Buyer Parties to conduct the Business from and after the Closing
Date, in the same manner as it is being conducted as of the date hereof. Neither the consummation of the transactions contemplated by this Agreement nor the
Seller Parties' performance hereunder will result in the diminution, license, transfer, termination or forfeiture of the Subject Companies' rights in the
Intellectual Property or Licenses. Except for Intellectual Property owned by third parties, no person or entity other than the Subject Companies has any right or interest of any kind or nature in or with respect to the Intellectual
Property, or any portion thereof, or any rights to sell, license, lease, transfer or use or otherwise exploit the Intellectual Property or any portion thereof. All officers, employees and contractors of the Subject Companies who have created Intellectual Property, have executed an agreement under which all rights, title and ownership in and to such Intellectual Property have been assigned to the Subject Companies. Except as set forth on Schedule 4.12(b), no
Intellectual Property has been created by the Subject Companies and/or by any officers, employees or contractors of the Subject Companies.

               (e) Except as disclosed on Schedule 4.12(e), the Subject
Companies have not been alleged to have, nor to the Knowledge of the Seller
Parties, have the Subject Companies, infringed upon, misappropriated or misused any Intellectual Property or other proprietary information of another person or entity. There are no pending, nor to the Knowledge of the Seller Parties, threatened Proceedings contesting or challenging the Intellectual Property, or the Subject Companies' use of the Intellectual Property owned by another person or entity. To the Knowledge of the Seller Parties, no third

                                      -19-

party including any current or former employee or contractor of any of the
Subject Companies, is infringing upon, misappropriating, or otherwise violating the Subject Companies' rights to the Intellectual Property.

               (f) Patents:

                    (i) All of the issued Patents and pending applications for
Patents of the Subject Companies are currently in compliance with all legal requirements (including payment of filing, examination, and maintenance fees), and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

                    (ii) No Patent of the Subject Companies has been or is now involved in any infringement, interference, reissue or reexamination Proceeding and, to the Knowledge of the Seller Parties, no such action is threatened with respect to any of the Patents of the Subject Companies.

                    (iii) No product manufactured or sold by the Subject
Companies, nor any Patent of the Subject Companies (A) is involved in any
Proceeding alleging that such product or Patent infringes any patent or product of any Person or (B) is, to the Knowledge of the Seller Parties, otherwise alleged to infringe any patent or product of any Person. To the Knowledge of the
Seller Parties, no Patent of, or product manufactured or sold by, the Subject
Companies is infringed.

                    (iv) All products sold under the Patents have been marked
with the proper patent notice.

                    (v) No Patent of the Subject Companies is subject to rights of the United States Government in accordance with the Federal Acquisition
Regulations ("FAR") Sections 52.227-11, 52.227-12, or 52.227-13, or to any other rights of the United States Government or any other party.

               (g) Trademarks:

                    (i) The Subject Companies do not own any registered
Trademarks or have any pending applications for Trademarks with the United
States Patent and Trademark Office ("PTO") or any other country's trademark office.

                    (ii) No Trademark of the Subject Companies has been or is
now involved in any opposition, infringement, dilution, unfair competition or cancellation Proceeding and, to the Knowledge of the Seller Parties, no such action is threatened with respect to any of the Trademarks of the Subject
Companies.

                    (iii) No Trademark of the Subject Companies is alleged to
infringe any trade name, trademark or service mark of any other person or entity, and to the Knowledge of the Seller Parties, no Trademark of the Subject
Companies is infringed.

               (h) Copyrights:

                    (i) The Subject Companies do not own any registered
Copyrights or have any pending applications for Copyrights.

                                      -20-

                    (ii) No Copyright of the Subject Companies has been or is
now the subject of any invalidation or infringement Proceeding and, to the
Knowledge of the Seller Parties, no such action is threatened with respect to any Copyright of the Subject Companies.

                    (iii) No Copyright of the Subject Companies is alleged to
infringe any copyright of any other person or entity, and to the Knowledge of the Seller Parties, no Copyright of the Subject Companies is infringed.

                    (iv) All works encompassed by the Copyrights of the Subject
Companies have been marked with the proper copyright notice.

               (i) Domain Names:

                    (i) All registered Domain Names of the Subject Companies,
are currently in compliance with all legal requirements and are not subject to any maintenance fees or taxes or action falling due within ninety (90) days after the Closing Date.

                    (ii) No Domain Name of the Subject Companies has been or is now the subject of any dispute resolution or infringement Proceeding and, to the
Knowledge of the Seller Parties, no such action is threatened with respect to any Domain Name of the Subject Companies.

                    (iii) No Domain Name of the Subject Companies (A) is
involved in any Proceeding alleging that such Domain Name infringes the trademark or domain name of any other person or entity or (B) is, to the
Knowledge of the Seller Parties, otherwise alleged to infringe the trademark or domain name of any other person or entity. To the Knowledge of the Seller
Parties, no Domain Name of the Subject Companies is infringed.

               (j) The Parent or the Subject Companies have taken commercially reasonable steps to protect the proprietary nature of the Intellectual Property and to maintain in confidence all Trade Secrets and confidential Intellectual
Property and information owned or used by the Subject Companies. Except as set forth on Schedule 4.12(j), to the Knowledge of the Seller Parties, no Trade
Secret or other confidential Intellectual Property or information of the Subject
Companies has been disclosed or authorized to be disclosed to any person, including any employee, agent, contractor, or other entity, other than pursuant to a non-disclosure agreement or other conditional obligation that reasonably protects the Subject Companies' proprietary interests in and to such Trade
Secrets or confidential Intellectual Property or information.

               (k) Schedule 4.12(k) contains a true and complete list of all of the material Software included, embedded or incorporated in or developed for inclusion in the Subject Companies' products or websites, or used in the delivery of the Subject Companies' services (the "Seller Software"). The Parent or the Subject Companies own full and unencumbered right and good, valid and marketable title or have valid licenses to such the Seller Software, and the
Seller Software owned by the Parent or the Subject Companies is free and clear of all Liens. The Subject Companies have not incorporated any third party
Intellectual Property into the Seller Software not identified on Schedule
4.12(k). Except as identified on Schedule 4.12(k), no open source or public library software, including any version of any software licensed pursuant to any
GNU public license, is, in whole or in part, embodied or incorporated in the
Seller Software Programs.

               (l) The Parent or the Subject Companies employ commercially reasonable measures to ensure that the Seller Software contain no "viruses." For the purposes of this Agreement, "virus" means any computer code intentionally designed to disrupt, disable or harm in any manner the

                                      -21-

operation of any software or hardware. None of the Seller Software programs owned by the Subject Companies contains, and to the Knowledge of the Seller
Parties none of the Seller Software programs licensed to the Subject Companies contains, any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine which causes the software to be erased, inoperable, impaired in performance or otherwise incapable of being used, either automatically or upon command by any Person.

               (m) The Intellectual Property (including, to the Knowledge of the
Seller Parties, the Intellectual Property of third parties' licensed to the
Subject Companies), is free and clear of any and all Liens.

               (n) Schedule 4.12(n) sets forth all agreements by which the
Subject Companies are obligated to make to third parties any payments related to the Intellectual Property. None of the Subject Companies is bound by an agreement by which it owes any present or future royalties or other payments to third parties in respect of Intellectual Property in excess of ten thousand dollars ($10,000).

               (o) The Parent and the Subject Companies have implemented and maintain industry "best practices" to ensure the physical and electronic protection of its websites and information assets from unauthorized disclosure, use or modification. Other than as set forth on Schedule 4.12(o), to the
Knowledge of the Seller Parties, there has been no breach of security involving any websites or information assets of the Subject Companies. All data which has been collected, stored, maintained or otherwise used by the Subject Companies has been collected, stored, maintained and used in accordance with all applicable U.S. and foreign laws, rules, regulations, guidelines and industry standards. The Subject Companies have not received a notice of noncompliance with applicable data protection laws, rules, regulations, guidelines or industry standards.

               (p) The Parent and the Subject Companies have implemented and maintain appropriate administrative, technical, and physical safeguards to (i)
ensure the security and confidentiality of information classified by the United
States Government ("Classified Information"); (ii) protect against anticipated threats or hazards to the security or integrity of Classified Information; and
(iii) protect against unauthorized access to or use of Classified Information.
These safeguards include, without limitation, employee notification and training.

          4.13 Compliance with Laws and Other Matters. Each of the Subject
Companies is in compliance in all material respects with all Laws, orders and decrees and to agreements, to which, as of the date hereof, any of the Subject
Companies is a party or by which any of the Subject Companies is bound. None of the Subject Companies has received any written notice or other communication from any Governmental Body regarding any actual, alleged, possible or potential violation of, or any failure to comply with, any Law.

          4.14 Licenses and Permits. Schedule 4.14 sets forth a true, complete and correct description of each material license, franchise, permit application, permit or other similar authorization affecting, or relating in any way to, the
Business, together with the name of the government agency or entity issuing such license, franchise, permit application, permit or authorization (collectively, the "Permits"). Such Permits are valid and in full force and effect.

          4.15 Properties. Schedule 4.15(a) sets forth a true, complete and correct list of all of the real property that is owned by or leased to the
Subject Companies. The chief executive office of each of the Subject Companies is located at the address indicated on Schedule 4.15(b). Each of the Subject
Companies enjoys peaceful and undisturbed possession of all such properties. All tangible property included in the Acquired Assets is (i) located at one or more of the properties identified on Schedule

                                      -22-

4.15(a) or, in the case of Acquired Assets consisting of Inventory, at the locations specified on Schedule 4.15(c),(ii) in adequate operating condition, ordinary wear and tear excepted, and (iii) together with the other Acquired
Assets and the rights under the System Management Agreement and Master Operating
Agreement, is sufficient for the conduct of the Business.

          4.16 Employee Benefit Plans; ERISA. (a) Except as set forth on
Schedule 4.16, none of the Employer Parties or the Parent Subsidiaries maintains any Employee Benefit Plans. "Employee Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA and any other material plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing benefits to any current or former director, employee or independent contractor (or to any dependent or beneficiary thereof) of any of the Employer Parties, the Parent Subsidiaries or any ERISA Affiliate, which are now or in the past six (6) years have been maintained by any of the Employer
Parties, the Parent Subsidiaries or any ERISA Affiliate or under which any of the Employer Parties or the Parent Subsidiaries has any obligation or liability, whether actual or contingent, including all incentive, bonus, deferred compensation, vacation, holiday, medical, disability, stock appreciation rights, stock option, stock purchase or other similar plans, policies, programs, practices, agreements, understandings or arrangements.

          (b) None of the Employer Parties or the Parent Subsidiaries has either proposed or agreed to the creation of any new Employee Benefit Plans.

          (c) Each Employee Benefit Plan has been operating in material compliance with applicable Law.

          (d) No ERISA Affiliate (as defined below) of any Employer Party or
Parent Subsidiary maintains any employee benefit plan subject to Title IV of
ERISA, Section 302 of ERISA or Section 412 of the Code. None of the Employer
Parties or Parent Subsidiaries has any liability under or with respect to any employee benefit plan of an ERISA Affiliate that is not the Employer Party or a
Parent Subsidiary. "ERISA Affiliate" means any entity (whether or not incorporated) other than any of the Employer Parties or the Parent Subsidiaries that, together with such Employer Party or Parent Subsidiary, is or was a member of (i) a controlled group of corporations within the meaning of Section 414(b)
of the Code that included an Employer Party or Parent Subsidiary, (ii) a group of trades or businesses under common control within the meaning of Section
414(c) of the Code that included an Employer Party or Parent Subsidiary, or
(iii) an affiliated service group within the meaning of Section 414(m) of the
Code.

          4.17 Records. The books of account and minute books of the Seller
Parties are complete and correct in all material respects, and there have been no material transactions, or non-material transactions that in the aggregate would be material, involving the Business which properly should have been set forth therein and which have not been accurately so set forth.

          4.18 Employees.

               (a) Schedule 4.18(a) sets forth a true, complete and correct list of all employees of the Employer Parties and, with respect to each such employee, the total compensation (including, without limitation, salary, bonuses and incentive compensation) and benefits presently received by such employee, such employee's current salary and title, and the number of years of continuous service of such employee with any of the Employer Parties. The Subject Companies have never had, and do not currently have, any employees. None of the Employer
Parties or Parent Subsidiaries have promised or represented or distributed any written material to any of the Employer Parties' or Parent Subsidiaries'
respective members, directors, officers, employees, consultants, agents or

                                      -23-

representatives that any of such Persons will be employed or engaged by or receive any particular compensation or benefits from the Buyer Subsidiary or any of its Affiliates on or after the date hereof, or the Closing Date, as applicable. The Employer Parties have not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act ("WARN") or similar state Laws (including, without limitation, the Maryland Economic Stabilization
Act ("MESA"), which remains unpaid or unsatisfied. In the two (2) years preceding the date hereof, none of the Employer Parties has had a "plant closing," "mass layoff" or "reduction in operations," as such terms are defined under the WARN or similar state Laws (including, without limitation, MESA). The
Employer Parties have complied with and will comply with WARN and similar state
Laws (including, without limitation, MESA) through the Closing Date. Any WARN liability arising from the termination of an Employer Party's employee through the Closing Date will be borne by the Employer Parties. None of the Employer
Parties have terminated the employment of more than 10% of the employees at any single site of employment in any ninety (90)-day period in the preceding twelve
(12) months. Schedule 4.18(a) sets forth a true, complete and correct list of the raises that the Employer Parties contemplated giving to the employees of the
Employer Parties from the date hereof through November 1, 2007.

               (b) Each of the Employer Parties has complied in all material respects, is currently in material compliance with, and shall comply materially with all applicable Laws, duties, agreements and other obligations associated with employment, employment practices, terms and conditions of employment, and wages and hours, including, without limitation, all payment and withholding obligations and notice requirements in relation thereto.

               (c) None of the Employer Parties are engaged in any unfair labor practice or other unlawful employment practice. With respect to the Employer
Parties' employees, there are no unfair labor practice charges or other employee-related complaints or claims pending or, to the Knowledge of the Seller
Parties, threatened before the National Labor Relations Board, the Equal
Employment Opportunity Commission, the Occupational Safety and Health Review
Commission, the Department of Labor, or any other Governmental Body or which otherwise affect or could affect the Employer Parties by or concerning their employees. The Employer Parties have not (i) been notified by any Governmental
Body of any alleged violation of applicable Law with respect to the Employer
Parties' employees that remains unresolved respecting employment, employment practices, and terms and conditions of employment, or (ii) received any notice of the intent of any Government Authority responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to the
Employer Parties or their employees, and, to the Knowledge of the Seller
Parties, no such investigation is in progress. Schedule 4.18(c) sets forth a true, correct and complete list of any employment-related claims that have been asserted or pending within the past six (6) years with respect to the Employer
Parties' employees, consultant or agents.

               (d) Except as set forth in Schedule 4.18(d), none of the Employer
Parties are a party to any labor or collective bargaining agreement with respect to its employees, and (i) no other such agreement is currently being negotiated,
(ii) none of the Employer Parties is under any obligation to negotiate any such agreement, (iii) there is no indication that the Employer Parties' employees desire to be covered by such an agreement, and (iv) no labor organization or group of employees of the Employer Parties' has made a pending demand for recognition or certification, there are no existing organization drives, and there are and have been no representation or certification proceedings or petitions seeking a representation proceeding, with the National Labor Relations
Board or any other labor relations tribunal or authority, nor have any such demands, proceedings or petitions been brought or filed or threatened to be brought or filed within the past six (6) years.

               (e) There are no strikes, slowdowns or work stoppages pending, or, to the Knowledge of the Seller Parties, threatened with respect to the any of the Employer Parties' employees,

                                      -24-

nor has any such strike, slowdown or work stoppage occurred or, to the Knowledge of the Seller Parties, been threatened within six (6) years prior to the date hereof.

               (f) No written notice has been received by any of the Employer
Parties of any complaint or charge filed against any of the Employer Parties claiming that any of the Employer Parties has violated any applicable employment standards, human rights legislation, discrimination laws, or health and safety standards, and to the Knowledge of the Seller Parties, no such complaint or charge has been filed.

               (g) Except as otherwise set forth in Schedule 4.18(g), none of the Employer Parties is a party to any verbal or written employment agreement with respect to any employee. Each employee of the Employer Parties is employed on an at-will basis. None of the Employer Parties has any written or oral agreement with any employee which would interfere with the ability to discharge such employee. None of the Employer Parties' employees has an agreement with such Employer Party providing for the payment of severance or other compensation or benefits upon a termination of employment, and (ii) the consummation of the transactions contemplated hereby, either alone or in combination with another event, will not result in (A) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due under any employee benefit plan, agreement, arrangement or commitment, (B) any increase in the amount of compensation, benefits or fees payable to any such individual or
(C) any acceleration of the vesting or timing of payment of benefits, compensation or fees payable to any such individual.

               (h) None of the Employer Parties has any liability based upon, arising out of or relating to the classification of any individual working for or related to an Employer Party as an independent contractor or "leased employee" (within the meaning of Section 414(n) of the Code) rather than as an employee, and no facts exist as a result of which an Employer Party could have any such liability.

               (i) There are no outstanding orders or charges against any of the
Employer Parties under any occupational health or safety legislation and, to the
Knowledge of the Seller Parties, none have been threatened. All material levies, assessments and penalties made against any Employer Party with respect to any of its employees pursuant to all applicable workers compensation legislation as of the date hereof have been paid by such Employer Party and such Employer Party has not been reassessed under any such legislation.

               (j) The Seller Parties hereby represent that as of the Closing
Date all obligations to individuals who are directors, officers, employees, independent contractors, consultants, agents or representatives of the Employer
Parties or the Parent Subsidiaries, including but not limited to those who become employees, partners or principals of the Buyer Parties, for wages, reimbursements, retirement, severance, deferred compensation, incentive, stock option, vacation, bonus, unemployment and other payments, distributions and benefits accrued to and including the Closing Date and all contributions
(voluntary or otherwise) to any payments under all Plans have been duly paid or provided for by the appropriate Employer Party or Parent Subsidiary.

          4.19 Brokers and Finders. No broker or finder has acted for either of the Seller Parties in connection with this Agreement, the Related Documents or the transactions contemplated by this Agreement or the Related Documents, and no broker or finder retained by either of the Seller Parties is entitled to any brokerage or finder's fee with respect to this Agreement, the Related Documents or such transactions.

                                      -25-

          4.20 Taxes. All material Tax Returns required to be filed by or on behalf of any of the Subject Companies have been timely filed or requests for extensions have been timely filed and any such extension has been granted and has not expired, and all such filed Tax Returns are complete and accurate in all material respects. All Taxes required to be paid by any of the Subject Companies for periods through the date hereof or the Closing Date, as applicable, have been paid in full (or are being contested in good faith and an adequate provision has been made for any such Taxes on the Subject Companies' financial statements). There is no material audit, examination, deficiency, or refund litigation pending or threatened, with respect to any Taxes of any of the
Subject Companies. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to any of the Subject Companies have been paid in full. No extension or waiver of any statute of limitations on the assessment or collection of any Tax is currently in effect. No rulings have been issued by or agreements entered into with any relevant governmental tax authority with respect to any of the Subject
Companies. The Subject Companies have each withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party. The Employer
Parties have each withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party who has performed services for any of the Subject Companies. Each of the Subject Companies has been treated as an entity disregarded as separate from its owner for federal, state and local purposes since its inception, and none of the Subject Companies has ever made an election under Treasury Regulation section 301.7701-3(c)(1)(i).

          4.21 No Undisclosed Liabilities. To the Knowledge of the Seller
Parties, none of the Subject Companies has any material debts, Taxes, liabilities, claims or obligations (whether absolute, accrued, contingent or otherwise) other than (i) debts, Taxes, liabilities, claims or obligations at the date of the Balance Sheet set forth on the Balance Sheet or in the notes thereto and (ii) debts, Taxes, liabilities, claims or obligations incurred since the date of the Balance Sheet in the ordinary course of business, other than the
Assumed Liabilities and those liabilities identified on Schedule 4.21, all of which are Excluded Liabilities.

          4.22 Financial Statements.

               (a) Attached as Schedule 4.22(a)(i) are (i) the unaudited
combined balance sheet of the Subject Companies as of February 28, 2007 (the
"Balance Sheet") and (ii) the unaudited combined balance sheet of the Subject
Companies as of December 31, 2006 (collectively, the "Unaudited Balance
Sheets"). The Unaudited Balance Sheets (x) are true and accurate, (y) were prepared from and in accordance with the books and records of the Parent, the
Subject Companies and LBISAT and (z) were prepared on a modified accrual basis consistently applied by the Parent, the Subject Companies and LBISAT.

               (b) Attached as Schedule 4.22(b)(i) are (i) the combined
statements of income for the two (2) months ended February 28, 2007 and (ii) the combined statements of income for the year ended December 31, 2006 of the
Subject Companies (collectively, the "Unaudited Income Statements"). Each of the
Unaudited Income Statements (x) is true and accurate, (y) was prepared from and in accordance with the books and records of the Subject Companies and (z) was prepared on a modified accrual basis consistently applied by the Parent, the
Subject Companies and LBISAT.

          4.23 Environmental Matters. Except as set forth on Schedule 4.23, (a)
None of the Subject Companies is in violation of any Laws (including without limitation, case law, rules, regulations, orders, judgments, decrees, permits, licenses and governmental approvals) which are intended to protect the environment and/or human health or safety (collectively, the "Environmental
Laws"); (b) none of the Subject Companies has handled, generated, used, stored, transported or disposed of any material,

                                      -26-

substance or waste which is regulated by Environmental Laws ("Hazardous
Materials"), except for reasonable amounts of ordinary office and/or office-cleaning supplies which have been used in compliance with Environmental
Laws; (c) none of the Subject Companies has conducted, nor so Seller Parties have Knowledge of, any environmental investigations, studies, audits, tests, reviews or analyses, the purpose of which was to discover, identify or otherwise characterize the condition of the soil, groundwater, air or the presence of
Hazardous Materials in any real property owned, operated or leased by the
Subject Companies; and, (d) to the Knowledge of the Seller Parties, there are no
Environmental Liabilities. As used herein, "Environmental Liabilities" are any claims, demands or liabilities under Environmental Laws which (i) arise out of any of the Subject Companies' operations or activities, or any real property at any time owned, operated or leased by any of the Subject Companies (whether such agreement with respect to real property is in writing or otherwise), and (ii)
arise from or relate to actions occurring (including any failure to act) or conditions existing on or before the Closing Date.

          4.24 Insurance. Schedule 4.24 lists all insurance policies owned or held by the Parent and related to the Subject Companies on the date hereof. All such policies are in full force and effect, all premiums with respect thereto have been paid to the extent due, no written notice of cancellation or termination has been received with respect to any such policy and no claim is currently pending under any such policy.

          4.25 Disclosure; No Required Disclosure. No representation or warranty by the Seller Parties contained in this Agreement or any Related Document nor any statement or certificate furnished by either of the Seller Parties to the
Buyer Parties or their representatives in connection herewith or therewith or pursuant hereto or thereto (i) contains any untrue statement of a material fact or, (ii) to the Knowledge of the Seller Parties, omits to state any material fact required to make the statements herein or therein contained not materially misleading. There is no fact (other than matters of a general economic or political nature which do not affect the business of the Subject Companies uniquely) known to the Seller Parties which might reasonably be expected to have a Subject Company Material Adverse Effect. The Seller Parties are not required to disclose the existence of this Agreement, the terms hereof, or the transactions contemplated hereby, to any person (other than to its directors, officers, employees).

          4.26 Certain Business Practices. None of the Subject Companies has (i)
used any funds for unlawful contributions, gifts, entertainment or other unlawful payments related to a political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the
Foreign Corrupt Practices Act of 1977, as amended or (iii) made any other unlawful payment.

          4.27 Export Controls. None of the Subject Companies has (i) exported, re-exported or released any products or technology, including Seller Party
Confidential Information, software object and/or source code (collectively,
"Controlled Technology") which may be subject to either the U.S. Export
Administration Regulations (the "EAR") or the Canadian Export and Import Permits
Act ("CEIPA"), either directly or indirectly, unless the respective Subject
Company has held the required licenses which may be required under the EAR and/or the CEIPA; or (ii) exported or re-exported either directly or indirectly
Controlled Technology under the license exception "TSR" as defined in Part 740 of the EAR to third parties or nationals shown in Supplement 1 of Part 740 who are members of or associated with either Country Group D:1 or Country Group E:2, as amended. None of the Subject Companies has (i) exported, re-exported or released any Controlled Technology listed on the United States Munitions List or otherwise controlled by the International Traffic in Arms Regulations ("ITAR");
or (ii) provided any Defense Service, as such term is defined in the ITAR, either directly or indirectly, unless the respective Subject Company has held the required approvals which may be required under the ITAR.

                                      -27-

          4.28 Bank Accounts. Schedule 4.28 sets forth a complete and correct list of each bank in which each of the Parent Subsidiaries has an account or safe deposit or lockbox, the account or box number, as the case may be, and the name of every person authorized to draw thereon or having access thereto.

          4.29 Internal Controls. The Parent and the Subject Companies,
collectively, maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          4.30 Satisfaction of Unearned Revenues. The Subject Companies' cash on hand, accounts receivable and profits on the related Contracts (excluding liabilities) would be sufficient for the Subject Companies to satisfy the obligations related to their unearned revenues at Closing, assuming performance consistent with past practice of the Subject Companies and the non-occurrence of a Force Majeure Event.

          4.31 Incurrence of Indebtedness. Since February 15, 2007, none of the
Subject Companies has incurred or increased any Lien on any of the Acquired
Assets.

          4.32 Reasonably Equivalent Value. Assuming the Purchase Price
constitutes reasonably equivalent value for the Acquired Assets, the transactions contemplated by this Agreement will not constitute an avoidable transfer pursuant to Section 548(a) of The Bankruptcy Code of 1978, as amended, or any similar state law.

          4.33 Non-Competition and Non-Solicitation. The Parent and William
Raney have not entered into any non-competition or non-solicitation arrangement or agreement ("Other Agreements"), other than the Termination Agreement.

                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

          The Buyer Parties, jointly and severally, represent and warrant to the
Seller Parties as of the date hereof and as of the Closing Date that:

          5.1 Organization and Qualification. Each of the Buyer Parties is a
corporation duly incorporated, validly existing and in good standing under the
Laws of its jurisdiction of organization and has all requisite power and authority and all material governmental licenses, authorizations, consents and approvals to conduct its business as presently conducted and to own and lease its property and assets. Each of the Buyer Parties is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of property or the conduct of its business requires such qualification, except where the failure to be so qualified is not reasonably likely to have a Buyer Material Adverse Effect.

          5.2 Authorization. Each of the Buyer Parties has all requisite power and authority to execute and deliver this Agreement and the Related Documents to which it is a party and to perform its obligations hereunder and thereunder.
Each of the Buyer Parties has duly authorized the execution, delivery and performance of this Agreement and the Related Documents to which it is a party.
This Agreement and, as of the Closing Date, the Related Documents to which it is a party have been duly

                                      -28-

executed and delivered by each of the Buyer Parties and (assuming that this
Agreement and, as of the Closing Date, the Related Documents to which they are a party have been duly authorized, executed and delivered by the Seller Parties)
constitute legal, valid and binding obligations of each of the Buyer Parties, enforceable against each of the Buyer Parties in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws of general applicability affecting the rights of creditors and by general equitable principles.

          5.3 No Violations or Conflicts. Neither the execution and delivery of this Agreement or the Related Documents by either of the Buyer Parties nor the consummation by it of the transactions contemplated by this Agreement and the
Related Documents does or will (i) violate any provision of its governing documents, (ii) result in a violation or breach of, or constitute a default or an event of default under, any indenture, mortgage, bond or other material contract, license, agreement, permit, instrument or other obligation to which it is a party or by which any of its assets is bound or (iii) violate any Law, writ, judgment, injunction or court decree to which either of the Buyer Parties is subject.

          5.4 Consents and Approvals. Other than filings with the FCC for assignment of the FCC licenses, no consent, approval or authorization of, or declaration, filing or registration with, any foreign, United States, state or local governmental or regulatory agency or authority or any other Person is required to be made or obtained by either of the Buyer Parties in connection with its execution, delivery and performance of this Agreement and the Related
Documents to which it is a party.

          5.5 Brokers and Finders. Except as set forth on Schedule 5.5, no broker or finder has acted for either of the Buyer Parties in connection with this Agreement, the Related Documents or the transactions contemplated by this
Agreement or the Related Documents, and no broker or finder retained by the
Buyer is entitled to any brokerage or finder's fee with respect to this
Agreement or the Related Documents or such transactions. The Buyer shall be responsible for the fees and expenses of the broker or finder set forth on
Schedule 5.5.

                                   ARTICLE VI
                                    COVENANTS

          6.1 Conduct of the Business.

          (a) From the date hereof until the Closing Date, each of the Subject
Companies shall conduct its business in the ordinary course consistent with past and current practice and each of the Seller Parties shall use its commercially reasonable efforts to preserve intact the Acquired Assets and the business relationships of the Subject Companies with third parties with respect to the
Acquired Assets. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, the Seller Parties will not without the prior written consent of the Buyer permit the Subject Companies to:

                    (i) amend, waive any provision of, terminate prior to its
scheduled expiration date, or otherwise compromise in any way, any Contract
(including, without limitation, contracts described in clause (ii) below), or any other right or asset of the Subject Companies that is or otherwise would have been an Acquired Asset, except in the ordinary course of business consistent with past practice;

                    (ii) enter into any contract, agreement, lease, license or commitment relating to an Acquired Asset not to be fully performed prior to the
Closing, except in the ordinary course of business consistent with past practice;

                                      -29-

                    (iii) sell, lease, license, pledge, mortgage, transfer or
otherwise dispose of any Acquired Assets or assets covered by any Contract, except (A) pursuant to existing contracts or commitments disclosed herein or (B)
in the ordinary course of business consistent with past practice, to the extent existing contracts or commitments are not contravened thereby;

                    (iv) pay, declare or promise to pay any dividends,
distributions, bonuses or other payments to the Subject Companies' Affiliates, members, directors, officers, employees, consultants, agents or representatives, except in the ordinary course of business consistent with past practice;

                    (v) incur any liability outside of the ordinary course of
business;

                    (vi) cause any change in the equity ownership structure of the Subject Companies;

                    (vii) incur or increase any Lien on any of the Acquired
Assets or guaranty any obligation or the net worth of any Person;

                    (viii) increase the compensation of any of the employees of the Business, except in the ordinary course of business consistent with past practice, or increase the compensation of any of its executive officers;

                    (ix) discharge or satisfy any Lien other than those which
are required to be discharged or satisfied during such period in accordance with their original terms or in accordance with this Agreement;

                    (x) make any capital expenditures or capital additions or
betterments other than Qualified Capital Expenditures;

                    (xi) institute or settle any litigation or any legal,
administrative or arbitration action or proceeding before any court or
Governmental Body relating to it or any of its properties or assets;

                    (xii) settle or compromise any material Tax liability, or
make, change or revoke any material Tax election or change any method of Tax accounting, except as required by applicable Law; or

                    (xiii) agree to do any of the foregoing.

          (b) The Seller and the Parent will not (i) take or agree to take any action that would make any representation or warranty of the Seller or the
Parent hereunder or in any Related Document inaccurate in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time.

          6.2 Access to Information. From the date hereof until and including the Closing Date, the Seller Parties (a) will continue to give the Buyer
Parties, their counsel, financial institutions and auditors and other representatives reasonable access to the offices, properties, directors, officers, employees, agents, books and records of the Subject Companies upon reasonable advance notice and during business hours and (b) will furnish to the
Buyer Parties, their counsel, financial institutions and auditors and other representatives such information relating to the Business as such Persons may

                                      -30-

reasonably request; provided that no investigation pursuant to this Section 6.2
(or any investigation prior to the date hereof) shall affect any representation or warranty given by the Seller or the Parent; provided, further, however, that in the event that this Agreement is terminated pursuant to Section 9.7, the
Buyer Parties shall continue to be bound by the provisions of Section 6.8.

          6.3 Notices of Certain Events. The Seller Parties shall promptly notify the Buyer Parties of the occurrence of any of the following events on or prior to the Closing Date:

               (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any Related Document;

               (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement or any Related Document;

               (c) any actions, suits, claims, investigations or proceedings commenced or, threatened against, relating to or involving or otherwise affecting the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.11 or that relate to the consummation of the transactions contemplated by this Agreement or any Related Document;

               (d) a Bankruptcy Event (as defined below) with respect to the
Subject Companies;

               (e) the occurrence or failure to occur of any event, which occurrence or failure would be reasonably likely to cause any representation or warranty contained herein or in any Related Document to be untrue or inaccurate in any material respect at any time;

               (f) any material failure of the Seller or the Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or under any Related Document; or

               (g) any change in the information provided by the Seller or the
Parent in accordance with this Agreement or any Related Documents.

          As used herein, a "Bankruptcy Event" means the occurrence of any of the following events or circumstances:

          (i) the commencement of any proceedings (A) in bankruptcy by or against any of the Subject Companies; (B) for the liquidation or reorganization of a Subject Company; (C) alleging that a Subject Company is insolvent or unable to pay its debts as they mature; or (D) for the readjustment or arrangement of any of the Subject Companies' debts, whether under the United States Bankruptcy
Code, as amended, or under any other law, whether state or federal, now or hereafter existing for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceedings involving a Subject Company; or

          (ii) the appointment of a receiver or trustee for a Subject Company for any substantial part of such Person's assets, or the institution of any proceedings for the dissolution, or the full or partial liquidation, or the merger or consolidation, of a Subject Company.

                                      -31-

          6.4 Name Change; Performance of Excluded Liabilities. From and after the Closing, the Seller Parties shall cease using the words "GlobalSat" or any derivatives or abbreviations thereof as part of its names or the name under which it conducts any business, and promptly following the Closing, the Seller shall cause its name to be changed from its current name to give effect to this
Section 6.4. From and after the Closing, the Buyer Parties shall have the right to use the word "GlobalSat" as the whole or part of the name under which it conducts its business or any part of its business. The Seller and the Parent shall execute, deliver, file and record any and all agreements, instruments, certificates and other documents and take all such other actions reasonably requested by the Buyer Parties in every jurisdiction in order to give effect to the foregoing. The agreements, instruments, certificates and other documents to effect the name changes described in this Section 6.4 are collectively referred to herein as the "Name Change Documents." The Seller and the Parent shall cooperate fully with the Buyer Parties in order to facilitate and effect such name changes.

          6.5 Employment Agreement. Notwithstanding Section 3.6, the Buyer shall enter into an employment agreement (the "Employment Agreement") with William
Raney on the date hereof that will be effective at Closing.

          6.6 Provision of Records. The Seller Parties shall arrange as soon as practicable following the Closing Date, to the extent not previously delivered in connection with the transactions contemplated herein, for transportation, to the Buyer of the records in the possession of the Subject Companies or the
Parent which are part of or relate to the Acquired Assets, including, without limitation, all agreements, litigation files and filings with governmental agencies relating to the Acquired Assets and all files of the Subject Companies containing information concerning the Clients.

          6.7 Covenant Not to Compete; Covenant Not to Solicit.

               (a) Covenants of Seller Parties. Until the fifth anniversary of the Closing Date, (a) neither of the Seller Parties shall, directly or indirectly, establish, own, manage, operate, or engage in or otherwise participate in the conduct of any activity directly or indirectly involving activities which compete with the Subject Company Business, and (b) the Seller
Parties shall not, and to the extent it has the legal and enforceable right to do so, shall not permit their directors, officers, employees, agents, consultants and/or representatives (but not including the Retained Employees and
Persons who are currently performing services for the Seller and are not retained as employees by the Buyer Parties) to, directly or indirectly, (i)
recruit, solicit or encourage any existing customer of the Subject Companies to terminate or reduce the scope of his, her or its relationship with the Subject
Companies or (ii) solicit, encourage or attempt to solicit or encourage any of the Retained Employees to terminate his, her, or its relationship with the Buyer
Parties or to become employees, agents, representatives or consultants of any other person or entity. The parties expressly acknowledge that it would be difficult to measure the damages that might result from any breach of this
Section 6.7(a), and that any such breach will result in immediate, substantial irreparable injury to the Buyer Parties for which it will have no adequate remedy at law. The Buyer Parties shall be entitled to, without the posting of a bond, an injunction issued by a court of competent jurisdiction enjoining and restraining the breaching Person from continuing such breach. If any court construes any of the restrictive covenants contained in this Section 6.7(a), or any part hereof, to be unenforceable, because of the duration of this Section
6.7(a) or the area covered hereby or otherwise, such court shall have the power to revise the duration or area or other portion of this Section 6.7(a) and, in this revised form, this Section 6.7(a) shall then be enforceable and shall be enforced. Rights and remedies provided for in this Section are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable Law.

               (b) Covenants of Buyer Parties. Until the fifth anniversary of the Closing Date, (a) neither of the Buyer Parties shall, directly or indirectly, establish, own, manage, operate, or

                                      -32-

engage in or otherwise participate in the conduct of any activity directly or indirectly involving activities which compete with the Parent Business (except for any activity directly involving The Church of Jesus Christ of Latter-day
Saints under Buyer's existing Network Services Contract for Video Turnaround,
Contract NSC-06-007, or any reasonable extensions, expansions or modifications thereof), and (b) the Buyer Parties shall not, and shall not permit their directors, officers, employees, agents, consultants and/or representatives to, directly or indirectly, (i) recruit, solicit or encourage any existing customer of the Parent Business to terminate or reduce the scope of his, her or its relationship with the Parent or its subsidiaries or (ii) except with respect to the individuals set forth on Schedule 3.6(d), solicit, encourage or attempt to solicit or encourage any of the employees of the Parent or its subsidiaries to terminate his, her, or its relationship with the Parent or any subsidiary of the
Parent, as applicable, or to become employees, agents, representatives or consultants of any other person or entity. The parties expressly acknowledge that it would be difficult to measure the damages that might result from any breach of this Section 6.7(b), and that any such breach will result in immediate, substantial irreparable injury to the Parent for which it will have no adequate remedy at law. The Parent shall be entitled to, without the posting of a bond, an injunction issued by a court of competent jurisdiction enjoining and restraining the breaching Person from continuing such breach. If any court construes any of the restrictive covenants contained in this Section 6.7(b), or any part hereof, to be unenforceable, because of the duration of this Section
6.7(b) or the area covered hereby or otherwise, such court shall have the power to revise the duration or area or other portion of this Section 6.7(b) and, in this revised form, this Section 6.7(b) shall then be enforceable and shall be enforced. Rights and remedies provided for in this Section are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable Law.

          6.8 Confidentiality.

               (a) Seller Parties.

                    (i) The Seller Parties will hold, and will use their
commercially reasonable efforts to cause their respective representatives to hold in confidence, unless requested or compelled to disclose by judicial or administrative process or by other requirements of Law, all (a) Buyer Party
Confidential Information and, (b) following the Closing, Seller Party
Confidential Information concerning the Business, except to the extent that such
Buyer Party Confidential Information or Seller Party Confidential Information
can be shown to have been (i) previously known on a nonconfidential basis by the
Seller Parties; (ii) in the public domain through no fault of the Seller
Parties; (iii) independently developed by the Seller Parties without reliance on such Buyer Party Confidential Information; or (iv) received from a third party without breach of any duty of confidentiality by such third party; provided, that the Seller Parties may disclose such Buyer Party Confidential Information to their respective representatives in connection with the transactions contemplated by this Agreement so long as such Persons are informed by the
Seller Parties of the confidential nature of such Buyer Party Confidential
Information and are directed by the Seller Parties to treat such Buyer Party
Confidential Information confidentially; and provided further that, subject to
Section 6.8(c), any disclosure by the Seller Parties of Buyer Party Confidential
Information or Seller Party Confidential Information concerning the Business after the Closing may not be excused on the basis of clause (i) of this Section
6.8(a).

                    (ii) In the event the Seller Parties are requested or
required by judicial or administrative process or by other requirements of Law to disclose the Buyer Party Confidential Information, the Seller Parties shall, before making such disclosure, give prompt notice thereof to the Buyer Parties and, to the extent reasonably practicable, provide such reasonable cooperation and assistance as the Buyer Parties may reasonably request (at the Buyer
Parties' expense) to obtain an appropriate protective order or other appropriate remedy. In the event that no such protective order or

                                      -33-

other remedy is obtained, the Seller Parties shall furnish only that portion of the Buyer Party Confidential Information which they are advised by counsel is legally required to be furnished.

                    (iii) The obligation of the Seller Parties to hold the Buyer
Party Confidential Information shall be satisfied if they exercise the same care with respect to such Buyer Party Confidential Information as they would take to preserve the confidentiality of their own similar information, but in no event less than a reasonable degree of care.

                    (iv) If this Agreement is terminated, the Seller Parties
will, and will use their commercially reasonable efforts to cause their respective representatives to, destroy or deliver to the Buyer Parties, upon request, all documents and other materials, and all copies thereof, obtained by the Seller Parties or their respective Affiliates, or on their behalf from the
Buyer Parties in connection with this Agreement that are subject to such confidence.

                    (v) The obligations of the Seller Parties under this Section
6.8(a) shall continue for a period of five (5) years following the date of disclosure of the Buyer Party Confidential Information.

               (b) Buyer Parties.

                    (i) The Buyer Parties will hold, and will use their
commercially reasonable efforts to cause their respective representatives to hold in confidence, unless requested or compelled to disclose by judicial or administrative process or by other requirements of Law, all Seller Party
Confidential Information, except to the extent that such Confidential
Information can be shown to have been (i) previously known on a nonconfidential basis by the Buyer Parties; (ii) in the public domain through no fault of the
Buyer Parties; (iii) independently developed by the Buyer Parties without reliance on such Seller Party Confidential Information; or (iv) received from a third party without breach of any duty of confidentiality by such third party;
provided, that the Buyer Parties may disclose such Seller Party Confidential
Information to their respective representatives in connection with the transactions contemplated by this Agreement so long as such Persons are informed by the Buyer Parties of the confidential nature of such Seller Party
Confidential Information and are directed by the Buyer Parties to treat such
Seller Party Confidential Information confidentially.

                    (ii) In the event the Buyer Parties are requested or
required by judicial or administrative process or by other requirements of Law to disclose the Seller Party Confidential Information, the Buyer Parties shall, before making such disclosure, give prompt notice thereof to the Seller Parties and, to the extent reasonably practicable, provide such reasonable cooperation and assistance as the Seller Parties may reasonably request (at the Seller
Parties' expense) to obtain an appropriate protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained, the Buyer Parties shall furnish only that portion of the Seller Party
Confidential Information which they are advised by counsel is legally required to be furnished.

                    (iii) The obligation of the Buyer Parties to hold the Seller
Party Confidential Information shall be satisfied if they exercise the same care with respect to such Seller Party Confidential Information as they would take to preserve the confidentiality of their own similar information, but in no event less than a reasonable degree of care.

                    (iv) If this Agreement is terminated, the Buyer Parties
will, and will use their commercially reasonable efforts to cause their respective representatives to, destroy or deliver to the Seller Parties, upon request, all documents and other materials, and all copies thereof, obtained by the

                                      -34-

Buyer Parties or their respective Affiliates, or on their behalf from the Seller
Parties in connection with this Agreement that are subject to such confidence.

                    (v) The obligations of the Buyer Parties under this Section
6.8(b) shall continue for a period of five (5) years following the date of disclosure of the Seller Party Confidential Information. In the event that the transactions contemplated by this Agreement are consummated, the Buyer Parties'
obligations pursuant to this Section 6.8(b) relating to the Seller Party
Confidential Information that relates solely to the Business shall immediately terminate; provided that the Buyer Parties' obligations pursuant to this Section
6.8(b) relating to the Parent Business shall continue as set forth in the immediately preceding sentence.

               (c) Shared Information. The parties hereto acknowledge that certain information (such information, the "Shared Information") constitutes both: (i) Seller Party Confidential Information that relates to the Business and
(ii) Seller Party Confidential Information that relates to the business of the
Parent and LBISAT. Notwithstanding anything to the contrary contained herein, but subject to the covenant not to compete and the covenant not to solicit provided in Section 6.7, following the Closing, (x) the Buyer Parties shall have the right to exploit the Shared Information in the conduct of the Business and/or the business of the Buyer Parties and (y) the Parent and LBISAT shall have the right to exploit the Shared Information in the conduct of the business of the Parent or LBISAT. Except to the extent that a party's use or other exploitation of the Shared Information violates the provisions of Section 6.7, none of the parties hereto shall have any duty to account to the other parties with regards to their use or other exploitation of the Shared Information.

          6.9 Property Relating to Acquired Assets Received by the Seller or the
Parent or Related Persons. If the Seller or the Parent or any of their respective Affiliates, stockholders, members, directors, officers, employees, consultants, agents or representatives or any Affiliate of any of the foregoing
Persons, or any other Person acting for or in concert with any of the foregoing
Persons, shall receive any money, check, note, draft, instrument, payment or other property relating to or as proceeds of the Acquired Assets other than distributions of the Purchase Price or any part thereof, each such Person shall receive all such items in trust for, and as the sole and exclusive property of, the Buyer Subsidiary and, immediately upon receipt thereof, shall notify the
Buyer Subsidiary in writing of such receipt and shall remit the same (or cause the same to be remitted) in kind to the Buyer Subsidiary in the manner specified by the Buyer Subsidiary. If the Seller or the Parent or any of their respective
Affiliates, stockholders, members, directors, officers, employees, consultants, agents or representatives or any Affiliate of any of the foregoing Persons, or any other Person acting for or in concert with any of the foregoing Persons, shall receive any bill or other demand for payment or performance in respect of any Assumed Liability, then such Person promptly shall forward such bill or demand to the Buyer Subsidiary.

          6.10 Mutual Cooperation. Until the fifth anniversary of the Closing
Date, the Seller, on the one hand, and the Buyer, on the other hand, will use their commercially reasonable efforts to provide to the other party (the
"Requesting Party") such records and information and to make available to the
Requesting Party such employees, in each case as may be reasonably requested in writing by the Requesting Party, for the purpose of assisting the Requesting
Party in responding to governmental inquiries, making required governmental filings or defending or prosecuting any action or other proceeding involving any
Person other than the party providing such information or records or making available such employees (the "Providing Party"); provided, however, that no
Providing Party shall be required to (i) incur any out-of-pocket expenses, (ii)
provide information, records or employees under circumstances which the
Providing Party believes in its sole reasonable determination may expose it to liability to any Person or may prejudice any interest, commercial, legal or otherwise, of the Providing Party or (iii) take any action that in the Providing
Party's sole reasonable determination unreasonably interferes with its business.
Notwithstanding clauses (i) through (iii) of this Section 6.10, the Seller

                                      -35-

Parties acknowledge that the Buyer will be required to conduct an audit and file audited financial statements of the Subject Companies for the year ending
December 31, 2006, and possibly including the period ending December 31, 2005, within seventy-five (75) days following the Closing Date, and that substantial support will be required from the Seller Parties from now and through the end of the audit, and the Seller Parties agree to provide all such required support reasonably requested by Buyer; the Buyer will reimburse the Seller Parties for any reasonable out of pocket expenses incurred in providing such support.

          6.11 Performance; Excluded Liabilities. From and after the Closing, the Seller shall cease to conduct the Subject Company Business heretofore conducted. The Seller shall timely pay or perform, as applicable, all liabilities and obligations that constitute Excluded Liabilities, other than liabilities or obligations that the Seller contests in good faith.

          6.12 Public Announcements. The parties agree that any press release or other public statement with respect to this Agreement or the transactions contemplated hereby shall be only as agreed upon in advance by the Buyer.

          6.13 Acquisition Proposals. From and after the date of this Agreement until the earlier of (a) the termination of this Agreement in accordance with
Section 9.7 or (b) the Closing Date, the Seller, the Parent and their respective
Affiliates, stockholders, members, directors, officers, employees, consultants, agents and representatives shall not, directly or indirectly, solicit or initiate proposals from or provide any confidential information to or engage in negotiations with any Person (other than Buyer or its representatives) regarding the sale of the assets, stock or business of the Subject Companies. The Seller and the Parent shall, and shall cause their respective Affiliates, stockholders, members, directors, officers, employees, consultants, agents and representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing. The Seller shall promptly notify the Buyer if any inquiries, proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought with, the Seller or the
Parent with respect to the foregoing.

          6.14 No Transfers by the Parent. From the date hereof through and including the Closing Date, the Parent shall not assign, transfer, mortgage, pledge or otherwise dispose of any or all of the membership interests of the
Seller and/or the Parent Subsidiaries it holds as of the date hereof.

          6.15 Commercially Reasonable Efforts. Between the date of this
Agreement and the Closing, each party shall use commercially reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the obligations of the other parties to consummate the sale and purchase under this Agreement.

          6.16 Non-Competition and Non-Solicitation. The Seller Parties will not take any action against the Buyer Parties that would (i) restrict the Buyer
Parties or (ii) hold the Buyer Parties liable, for any Losses that may arise as a result of the existence of an Other Agreement.

                                   ARTICLE VII
                                   TAX MATTERS

          7.1 The Parent shall prepare or cause to be prepared the Tax Returns of the Subject Companies and with respect to the Acquired Assets for all taxable periods ending on or before the Closing Date. All such Tax Returns shall be completed in accordance with past practice to the extent permitted by applicable law. The Parent shall provide a copy of any such Tax Return to the Buyer Parties at least (10) days before the date on which such Tax Return is due to be filed
(including valid extensions of time to file).

                                      -36-

          7.2 The Parent shall be responsible for and shall pay all Taxes with respect to the Parent Subsidiaries and the Acquired Assets for all periods or portions thereof ending on or before the Closing Date (other than Taxes that are
Assumed Liabilities for which the Buyer Parties shall be responsible).

          7.3 The Buyer Parties shall prepare and file or cause to be prepared and filed on a timely basis all Tax Returns for the Parent Subsidiaries or with respect to Acquired Assets with respect to taxable periods that begin after the
Closing Date and with respect to Straddle Periods to the extent not required to be filed by the Parent pursuant to Section 7.1 above. The Buyer Parties shall pay when and as due all Taxes shown as due and owing on any such Tax Returns;
provided, however, that the Parent shall reimburse Buyer Parties for that portion of the Taxes shown as due and owing on any such Tax Return that is attributable to the pre-Closing portion of any Straddle Period within five (5)
days of Buyer Parties' written request for reimbursement (other than Taxes that are Assumed Liabilities for which the Buyer Parties shall be responsible). In preparing each such Tax Return for a Straddle Period, such Tax Returns shall be prepared in accordance with the past practice to the extent permitted by applicable law. The Buyer Parties shall provide a copy of any such Tax Return for a Straddle Period to the Parent at least (10) days before the date on which such Tax Return is due to be filed (including valid extensions of time to file).

          7.4 The amount of Taxes attributable to any pre-Closing Tax period included in a Straddle Period shall be determined to the extent possible by closing the books of the Subject Companies as of the close of the Closing Date and otherwise shall be apportioned on a per diem basis.

          7.5 The Buyer Parties and the Seller Parties shall each: (a) cooperate in the preparation of any Tax Returns which the other is responsible for preparing and filing; (b) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding any Taxes relating to the Subject
Companies or with respect to the Acquired Assets; (c) make available to the other and to any Governmental Body, as reasonably requested, all information, records, and documents with respect to Taxes relating to the Subject Companies or the Acquired Assets; and (d) furnish the other with copies of all correspondence received from any Governmental Body in connection with any audit or information request with respect to Taxes relating to the Subject Companies or the Acquired Assets.

                                  ARTICLE VIII
                         CONDITIONS PRECEDENT TO CLOSING

          8.1 Conditions to the Obligations of All Parties. The obligations of the parties to consummate the Closing are subject to the satisfaction of the following condition: no provision of any applicable Law or regulation, and no judgment, injunction, order or decree, shall prohibit the consummation of the
Closing, and there shall not be pending any proceeding brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

          8.2 Conditions to Obligation of the Buyer Parties. The obligation of the Buyer Parties to consummate the Closing is subject to the satisfaction of the following further conditions:

               (a) The Seller and the Parent shall have performed in all
material respects all of their obligations hereunder and under the Related
Documents required to be performed by them at or prior to the Closing Date; (ii)
the representations and warranties of the Seller and the Parent contained in this Agreement and in the Related Documents shall be true in all material respects at and as of the date hereof and as of the Closing Date, as if made at and as of such date; (iii) there shall not have occurred any Subject Company
Material Adverse Effect during the period from the date hereof to the Closing
Date; and

                                      -37-

(iv) the Buyer Parties shall have received a certificate signed by an officer of the Seller and the Parent to the foregoing effect.

               (b) The Seller and the Parent shall have performed or complied in all material respects with the covenants, obligations and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing
Date.

               (c) No court, arbitrator or governmental body, agency or official shall have issued any order, or have pending before it a proceeding for the issuance of any order, and there shall not be any statute, law, rule or regulation, restraining or prohibiting the consummation of the Closing or the effective operation or use by the Buyer Subsidiary of the Acquired Assets.

               (d) The Buyer Subsidiary shall have received duly executed originals of each of the Related Documents from the Seller and the Parent to the extent required to be so executed and delivered at or prior to the Closing.

               (e) The Buyer Parties shall have received all documents it may reasonably request relating to the existence of the Subject Companies and the authority of the Seller Parties to enter into this Agreement and the Related
Documents, all in form and substance reasonably satisfactory to the Buyer
Parties, including, without limitation, (i) a copy of the certificates of formation of the Subject Companies certified as of a recent date by the
Secretary of State of its jurisdiction of organization, (ii) a copy of the
Subject Companies' operating agreements as in effect on the Closing Date, (iii)
a copy of resolutions duly adopted by the board of directors and managers of the
Parent and Seller, respectively, and by the requisite vote or consent of the members of Seller authorizing this Agreement and the Related Documents and the transactions contemplated hereby and thereby, (iv) a certificate of the
Secretary of the Seller Parties certifying as to signatures of the officer(s)
executing this Agreement and each relevant Related Document, together with evidence of the incumbency of such Secretary, and (v) a recent good standing certificate regarding the Subject Companies from the office of the Secretary of
State of its state of organization and in each other jurisdiction in which it is qualified or registered to do business.

               (f) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall restrain, prohibit or otherwise materially interfere with the effective operation or enjoyment by the Buyer
Subsidiary of all or any portion of the Acquired Assets.

               (g) The Seller shall have delivered to the Buyer Subsidiary documents reasonably satisfactory to the Buyer Subsidiary to evidence the release of all Liens on any portion of the Acquired Assets.

               (h) No Bankruptcy Event shall have occurred with respect to the
Subject Companies.

               (i) The Buyer shall have completed to its reasonable satisfaction its due diligence of the Subject Companies with respect to the matters set forth on Schedule 8.2(i).

               (j) The Seller Parties shall have received any and all required regulatory and other approvals, consents and waivers, other than the approval of the FCC to assign to the Buyer Subsidiary the licenses associated with the FCC
Licensed Assets.

               (k) The Subject Companies shall have extinguished all of their outstanding debt (excluding any debt related to Virtue Technologies Inc.).

                                      -38-

               (l) Citibank, N.A. shall disburse its loan to the Buyer to fund that portion of the Purchase Price that the Buyer deems appropriate, in its sole judgment.

               (m) The termination of the co-employment agreement, dated August
16, 2002, by and between WSI and the Parent (the "Co-Employment Agreement"), as
it relates to the Retained Employees, and appropriate notifications to the
Employer Parties' employees of the termination of such agreement.

               (n) The execution of an agreement by the Buyer Subsidiary with
WSI, with terms that are satisfactory to the Buyer Parties.

          8.3 Conditions to Obligation of the Seller and the Parent. The
obligation of the Seller and the Parent to consummate the Closing is subject to the satisfaction of the following further conditions:

               (a) (i) The Buyer Parties shall have performed in all material respects all of their obligations hereunder and under the Related Documents required to be performed by them at or prior to the Closing Date; (ii) the representations and warranties of the Buyer Parties contained in this Agreement and in the Related Documents shall be true in all material respects at and as of the date hereof and as of the Closing Date, as if made at and as of such date;
and (iii) the Seller shall have received a certificate signed by an officer of the Buyer Parties to the foregoing effect.

               (b) No court, arbitrator or governmental body, agency or official shall have issued any order, or have pending before it a proceeding for the issuance of any order, and there shall not be any statute, law, rule or regulation, restraining or prohibiting the consummation of the Closing or the effective operation or use by the Buyer Parties of the Acquired Assets after the
Closing Date.

               (c) The Seller shall have received duly executed originals of each of the Related Documents from the Buyer Parties, to the extent required to be so executed and delivered at or prior to the Closing.

               (d) The Seller shall have received all documents it may
reasonably request relating to the existence of the Buyer and the authority of the Buyer Parties to enter into this Agreement and the Related Documents, all in form and substance reasonably satisfactory to the Seller, including, without limitation, (i) a copy of the certificate of incorporation of the Buyer Parties'
certified as of a recent date by the Secretary of State of its state of incorporation, (ii) a copy of the Buyer Parties' by-laws as effective on the
Closing Date; (iii) copies of resolutions duly adopted by the board of directors of each of the Buyer Parties authorizing this Agreement and the Related
Documents and the transactions contemplated hereby and thereby, (iv) a certificate of the Secretary of the Buyer Parties certifying as to signatures of the officer(s) executing this Agreement, and each relevant Related Document, together with evidence of the incumbency of such secretary, and (v) a recent good standing certificate regarding Buyer Parties from the office of the secretary of State of their state of incorporation.

               (e) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall restrain, prohibit or otherwise materially interfere with the effective operation or enjoyment by the Buyer
Parties of all or any portion of the Acquired Assets.

                                      -39-

                                   ARTICLE IX
                     SURVIVAL; INDEMNIFICATION; TERMINATION

          9.1 Survival. The representations and warranties of the parties contained herein or in any Related Document shall survive and remain in full force and effect until the first anniversary of the Closing Date, except for the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.6(a),
4.12(d), 4.16, 4.19 and 4.20, which shall survive the execution and delivery of this Agreement and Closing until sixty (60) days after the expiration of the applicable statute of limitations. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under
Section 9.2 or 9.3 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if written notice of the inaccuracy or breach thereof shall have been given in good faith to the party against whom such indemnity may be sought prior to such time.

          9.2 Indemnification by the Seller Parties. The Seller Parties shall jointly and severally indemnify the Buyer Parties and their Affiliates, stockholders, directors, officers, employees, consultants, agents and representatives, in their capacities as such, and the successors, heirs, personal representatives and Affiliates of any of them (collectively, "Buyer
Indemnified Parties") against and hold them harmless from any and all damage, claim, loss, liability and expense (including, without limitation, reasonable expenses of investigation, attorneys' fees and expenses, and with respect to the matters set forth in clause (v) below, lost profits) (collectively, "Loss")
incurred or suffered by any Buyer Indemnified Party arising out of or relating to (i) any breach of any representation, warranty, covenant or other agreement of the Seller or the Parent contained herein or in any Related Document, (ii)
any alleged, claimed or established negligence or breach of the Seller (or any of its respective Affiliates or predecessors or any of the respective directors, officers, employees, consultants, agents or representatives of the Seller or any of its respective Affiliates or predecessors) with respect to the performance by such Persons of services or the manufacturing, production or supplying of any services, products or goods by such Persons on or prior to the Closing Date
(excluding ordinary course express or implied warranties on services performed or products sold), (iii) the failure of the Seller Parties to perform, or any claim relating to (including any claim that the sale of assets hereunder constitutes a fraudulent conveyance), the Excluded Liabilities or any obligation or liability relating to the Excluded Assets, (iv) claims with respect to the
Business prior to the Closing Date which were not Assumed Liabilities, or (v)
the matters set forth on Schedule 4.10(b).

          9.3 Indemnification by the Buyer Parties. To the extent the Seller
Parties are not required to indemnify the Buyer Parties pursuant to Section 9.2, the Buyer Parties shall jointly and severally indemnify the Seller Parties and their respective Affiliates, stockholders, members, directors, officers, employees, consultants, agents and representatives, in their respective capacities as such, and the successors, heirs, personal representatives and
Affiliates of any of them (collectively, "Seller Indemnified Parties") against and hold them harmless from any and all Loss incurred or suffered by any Seller
Indemnified Party arising out of or relating to (i) any breach of any representation, warranty, covenant or other agreement of the Buyer Parties contained herein, (ii) claims with respect to the Assumed Liabilities or (iii)
claims with respect to the ownership, use or possession of the Acquired Assets by the Buyer which arise or accrue with respect to periods subsequent to the
Closing Date.

          9.4 Indemnification; Notice and Settlements. A Person seeking indemnification pursuant to Sections 9.2 or 9.3 (an "Indemnified Party") with respect to a claim, action or proceeding by a Person who is not a Buyer
Indemnified Party or a Seller Indemnified Party shall give prompt written notice to the party from whom such indemnification is sought (the "Indemnifying Party")
of the assertion of any claim, or the commencement of any action or proceeding, in respect of which indemnity may be sought hereunder, provided that the failure to give such notice shall not affect the Indemnified Party's rights to indemnification hereunder, unless such failure shall prejudice in any material respect the

                                      -40-

Indemnifying Party's ability to defend such claim, action or proceeding. The
Indemnifying Party shall have the right to assume the defense of any such action or proceeding at its expense, provided that (i) in the reasonable good faith judgment of the Indemnified Party, the Indemnifying Party has adequate resources to undertake such defense and satisfy any indemnifiable Loss arising from such action or proceeding and (ii) the selection of counsel is approved by the
Indemnified Party (which approval will not be unreasonably withheld or delayed).
If the Indemnified Party so determines that the Indemnifying Party does not have adequate resources, or the Indemnifying Party shall elect not to assume the defense of any such action or proceeding, or fails to make such an election within twenty (20) days after it receives such notice pursuant to the first sentence of this Section 9.4, the Indemnified Party may assume such defense at the expense of the Indemnifying Party. The Indemnified Party shall have the right to participate in (but not control) the defense of an action or proceeding defended by the Indemnifying Party hereunder and to retain its own counsel in connection with such action or proceeding, but the fees and expenses of such counsel shall be at the Indemnified Party's expense unless (i) the Indemnifying
Party and the Indemnified Party have mutually agreed in writing to the retention of such counsel or (ii) the named parties in any such action or proceeding
(including impleaded parties) include the Indemnifying Party and the Indemnified
Party, and representation of the Indemnifying Party and the Indemnified Party by
the same counsel would create a conflict, provided that, unless otherwise agreed by the Indemnifying Party, if the Indemnifying Party is obligated to pay the fees and expenses of such counsel, the Indemnifying Party shall be obligated to pay only the fees and expenses associated with one attorney or law firm, as applicable, for the Indemnified Party, as well as the fees and expenses associated with local counsel. An Indemnifying Party shall not be liable under
Section 9.2 or 9.3 for any settlement effected without its written consent, which consent will not be unreasonably withheld or delayed, of any claim, action or proceeding in respect of which indemnity may be sought hereunder.

          9.5 Limitations.

               9.5.1 Deductible. Any claims for indemnification by Buyer
Indemnified Parties against the Seller Parties arising under this Article IX shall be satisfied (i) first, from the Indemnity Escrow Account (and delivered by the Escrow Agent) and (ii) second, from the Seller Parties, such amount as is equal to the value of the Losses as to which the Buyer Indemnified Parties are entitled to indemnification, as determined pursuant to the terms of this
Agreement and the Escrow Agreement; provided, that the Buyer Indemnified Parties shall not be entitled to receive indemnification under this Article IX unless and until the sum of the aggregate amount of Losses under such subsections exceeds one hundred thousand dollars ($100,000) (the "Basket Amount"), after which Buyer Indemnified Parties shall be entitled to the entire amount of such
Losses in excess of the Basket Amount. The limitation set forth in this Section
9.5.1 shall not apply with respect to breaches of representations and warranties set forth in Sections 4.1, 4.2 and 4.3 hereof.

               9.5.2 Cap. Notwithstanding any provision of this Agreement to the contrary, the aggregate liability of the Seller Parties under this Article IX for all claims arising under this Agreement shall not exceed in the aggregate five million dollars ($5,000,000), except for common law fraud claims.

          9.6 Exclusive Remedy. After the Closing, this Article IX shall provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby, except for equitable relief.

          9.7 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

               (a) by mutual written agreement of the parties hereto;

                                      -41-

               (b) by either the Seller or the Buyer if the Closing shall not have been consummated on or before June 30, 2007 (except that no such right of termination shall be available to a party whose own breach of warranty or covenant hereunder prevents consummation of the Closing on or before such date);

               (c) by either the Seller or the Buyer if consummation of the transactions contemplated hereby or by the Related Documents would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

               (d) by the Buyer upon the occurrence of a Bankruptcy Event with respect to the Seller;

               (e) by the Seller Parties if one of the Buyer Parties have breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement, which breach has not been cured on or prior to ten (10) business days following delivery of written notice of such breach by the Seller Parties to the Buyer;

               (f) by the Buyer Parties if one of the Seller Parties has
breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement, which breach has not been cured on or prior to ten (10) business days following delivery of written notice of such breach by the Buyer to the Seller Parties; or

               (g) by the Seller Parties if the condition set forth in Section
8.2(l) is not capable of being satisfied.

          The party desiring to terminate this Agreement pursuant to clauses
(b), (c), (d), (e), (f) and (g) shall give written notice of such termination to the other parties hereto.

          9.8 Effect of Termination.

               (a) Any termination of this Agreement pursuant to Section 9.7 shall be without liability of any party (or any Affiliate, stockholder, member, director, officer, employee, consultant, agent, or representative of such party)
to the other parties to this Agreement; provided that if this Agreement is terminated by a party because of the breach of this Agreement by another party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of another party's failure to fully comply with its obligations under this Agreement, the terminating party's rights to pursue all legal remedies will survive such termination unimpaired.
The provisions of Section 10.6 shall survive any termination hereof pursuant to
Section 9.7.

               (b) In the event that this Agreement is terminated by the Seller
Parties pursuant to Section 8.2(l), the Buyer shall pay or reimburse (the
"Reimbursement") the Seller Parties for all of the Seller Parties' reasonable out-of-pocket expenses (the "Expenses"), incurred by the Seller Parties in connection with this Agreement and the transaction contemplated hereby. The
Reimbursement shall be payable by the Buyer no later than thirty (30) days following the Buyer's receipt of detailed itemized statements of the Expenses amount together with all underlying invoices from third party vendors.

                                      -42-

                                    ARTICLE X
                               GENERAL PROVISIONS

          10.1 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be (i) sent by registered or certified mail, return receipt requested, (ii) hand delivered or
(iii) sent by prepaid overnight carrier, with a record of receipt, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

          (a)  if to the Buyer Parties:

               Globecomm Systems Inc.
               45 Oser Avenue
               Hauppauge, New York 11788-3816
               Attn: Chief Financial Officer

               with a copy to (which shall not constitute notice):

               Kramer Levin Naftalis & Frankel LLP
               1177 Avenue of the Americas
               New York, New York 10036
               Attn: Richard H. Gilden, Esq.

          (b)  if to the Seller:

               Lyman Bros., Inc.
               10288 South Jordan
               Gateway #K
               South Jordan, UT 84095
               Attn: Mathew J. Lyman

               with a copy to (which shall not constitute notice):

               Parr Waddoups Brown Gee & Loveless, P.C.
               185 South State Street, Suite 1300
               Salt Lake City, Utah 84111
               Attn: David E. Gee

          (c)  if to the Parent or either of the Parent Subsidiaries:

               Lyman Bros., Inc.
               10288 South Jordan
               Gateway #K
               South Jordan, UT 84095
               Attn: Mathew J. Lyman

               with a copy to (which shall not constitute notice):

               Parr Waddoups Brown Gee & Loveless, P.C.
               185 South State Street, Suite 1300
               Salt Lake City, Utah 84111
               Attn: David E. Gee

                                      -43-

Each notice or communication shall be deemed to have been given on the date received.

          10.2 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          10.3 Miscellaneous. This Agreement (i) and the Related Documents
constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (ii) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and, except as provided in Article IX hereof, is not intended to confer upon any other Person (including, without limitation, any directors, officers, employees, consultants or agents of the Subject Companies), any rights or remedies hereunder, (iii) together with any disputes hereunder shall be governed, including, without limitation, as to validity, interpretation and effect, by the internal laws of the State of New York, without regard to principles of conflicts of laws and (iv) may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute a single agreement. Electronically transmitted signatures shall be valid as original. Each of the parties hereto acknowledges and agrees that no representation, inducement, promise, understanding, condition or warranty not set forth herein or in a Related Document has been made or relied upon by any party hereto. Each of the parties hereto irrevocably submits to the jurisdiction of any Delaware State court and to the jurisdiction of the United States
District Court for the District of Delaware, in respect of any suit or proceeding related to or arising out of this Agreement or any Related Document.
Each party hereto also hereby irrevocably waives any objection to the laying of the venue of any such suit or proceeding in any such court and further waives any claim that any such suit or proceeding brought in any such court has been brought in an inconvenient forum.

          10.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except, in the case of the Buyer, to an entity that succeeds to all or a substantial part of the business or assets of the Buyer or in connection with a collateral assignment to lenders.

          10.5 Waiver; Amendment. No waiver of any term, condition or obligation of this Agreement shall be valid unless in writing and signed by the waiving party. No failure or delay by any party hereto at any time to require the other parties hereto to perform strictly in accordance with the terms hereof shall preclude any party from requiring performance by the other parties hereto at any later time. No waiver of any one or several of the terms, conditions or obligations of this Agreement, and no partial waiver thereof, shall be construed as a waiver of any of the other terms, conditions or obligations of this
Agreement. This Agreement may not be amended, changed or modified in any manner, except by a written instrument signed by each of the parties hereto.

          10.6 Fees and Expenses.

               (a) Subject to paragraph (b) below, and except as otherwise expressly set forth herein or, with respect to a Related Document, in such
Related Document, all fees, costs and expenses incurred in connection with the negotiation, execution and delivery of this Agreement, the Related Documents and the performance of the transactions contemplated hereby and thereby shall be paid by the party incurring such fees, costs or expenses.

               (b) All recordation, transfer, stamp and documentary taxes, fees and charges, and any excise, sales, transfer or use Taxes (collectively,
"Transfer Expenses") applicable to the transfer of the Acquired Assets shall be paid one half by the Seller Parties and one half by Buyer Parties. The party that has the primary responsibility under applicable law for the payment of any particular Transfer

                                      -44-

Expense shall prepare and file the relevant document and notify the other party in writing of the Transfer Expenses required in connection with such document
(and provide a copy of such document if requested). The other party shall pay the first party an amount equal to one-half of such Transfer Expenses in immediately available funds no later than the date that is the later of (i) five
(5) business days after the date of such notice or (ii) two (2) business days prior to the due date for such Transfer Expenses. The first party shall promptly remit the Transfer Expenses to the proper governmental authority.

          10.7 Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the application of such provision in such circumstances shall be modified to permit its enforcement to the maximum extent permitted by law, and both the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable and the remainder of this Agreement shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

          10.8 Specific Performance. The Seller Parties acknowledge and agree that the breach of this Agreement by either of the Seller Parties would cause irreparable damage to the Buyer Parties and that the Buyer Parties will not have an adequate remedy at law, and the Buyer Parties acknowledge and agree that the breach of this Agreement by the Buyer Parties would cause irreparable damage to the Seller Parties and that the Seller Parties will not have an adequate remedy at law. Therefore, the obligations of the parties hereto under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

          10.9 Waiver of Jury Trial. Each party hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury in respect of any legal proceeding directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby. Each party hereto certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver.

                                      -45-

          IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the date first above written.

                                        GLOBALSAT, LLC

                                        By: Lyman Bros., Inc.
                                            Title: Manager

                                            By: /s/ MATHEW J. LYMAN
                                                --------------------------------
                                                Name:  Mathew J. Lyman
                                                Title: President

                                        LYMAN BROS., INC.

                                        By: /s/ MATHEW J. LYMAN
                                            ------------------------------------
                                            Name:  Mathew J. Lyman
                                            Title: President

                                        GLOBECOMM SYSTEMS INC.

                                        By: /s/ DAVID E. HERSHBERG
                                            ------------------------------------
                                            Name:   David E. Hershberg
                                            Title:  Chief Executive Officer

                                        SNOWBIRD ACQUISITION CORP.

                                        By: Globecomm Systems Inc.

                                        By: /s/ DAVID E. HERSHBERG
                                            ------------------------------------
                                            Name:  David E. Hershberg
                                            Title: Chief Executive Officer

                                      -46-